UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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SEALY CORPORATION
(Name of Registrant as Specified In Its Charter)
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SEALY CORPORATION
ONE OFFICE PARKWAY
TRINITY, NORTH CAROLINA 27370

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held April 14, 2010

March 5, 2010

To our stockholders:

        On behalf of your board of directors, we are pleased to invite you to attend the 2010 annual meeting of stockholders of Sealy Corporation. The meeting will be held on Wednesday, April 14, 2010 at 9:00 a.m., local time, at the Grandover Resort & Conference Center, 1000 Club Road, Greensboro, North Carolina 27407.

        At the meeting, you will be asked to:

  (1)
  Elect the seven directors listed herein to serve until their successors are duly elected and qualified;

  (2)
  Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending November 28, 2010;

  (3)
  Approve the Amended and Restated Sealy Corporation Bonus Plan; and

  (4)
  Transact any other business properly brought before the meeting and any adjournment or postponement thereof.

        Sealy Corporation's board of directors set February 26, 2010 as the record date for the meeting. This means that owners of record of shares of Sealy common stock at the close of business on that date are entitled to:

  •
  notice of and to vote at the meeting, and

  •
  vote at the meeting and any adjournment or postponements of the meeting.

        We urge each stockholder to sign and return the enclosed proxy card or to use telephone or Internet voting.

Sincerely,

Michael Q. Murray Senior Vice President, General Counsel & Secretary

This Notice of Annual Meeting, Proxy Statement and accompanying proxy card are being distributed to stockholders of record on or about March 5, 2010

i

ii

SEALY CORPORATION
ONE OFFICE PARKWAY
TRINITY, NORTH CAROLINA 27370

PROXY STATEMENT
For the Annual Meeting of Stockholders to be Held on
April 14, 2010

GENERAL INFORMATION ABOUT SEALY'S ANNUAL MEETING

        We are providing this proxy statement in connection with the solicitation by the board of directors of Sealy Corporation ("Sealy") of proxies to be voted at our 2010 annual meeting of stockholders and at any adjournment or postponement of the annual meeting. You are cordially invited to attend the annual meeting, which will be held at the Grandover Resort & Conference Center, 1000 Club Road, Greensboro, North Carolina 27407, on Wednesday, April 14, 2010 at 9:00 a.m. local time. For directions to our annual meeting, please call the Grandover Resort and Conference Center at (336)294-1800 or visit its website at www.grandover.com.

Stockholders Entitled to Vote

        The record date for the annual meeting is February 26, 2010. Only stockholders of record as of the close of business on that date are entitled to notice of and to vote at the annual meeting. On February 26, 2010, there were 94,710,510 shares of common stock outstanding.

Required Vote

        The presence in person or by proxy of the holders of a majority of the shares outstanding on the record date is necessary to constitute a quorum for the transaction of business at the meeting. Each stockholder is entitled to one vote, in person or by proxy, for each share of common stock held as of the record date on each matter to be voted on. Abstentions and broker non-votes are included in determining whether a quorum is present. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power with respect to that item and has not received instructions from the beneficial owner. Under current New York Stock Exchange ("NYSE") rules, your broker will not have discretionary authority to vote your shares at the Annual Meeting on the proposals relating to the election of directors and the approval of the Amended and Restated Sealy Corporate Bonus Plan but will be able to vote those shares for the ratification of the appointment of Deloitte & Touche LLP.

        Directors will be elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the annual meeting. Thus, an abstention will have no effect on the outcome of the vote on election of directors at the annual meeting. For the ratification of the appointment of Deloitte & Touche LLP, the affirmative vote of a majority of the votes present in person or represented by proxy and entitled to vote at the annual meeting is required. Abstentions will be counted as votes against the ratification of the appointment of Deloitte & Touche LLP. For the approval of the Amended and Restated Sealy Corporate Bonus Plan under current NYSE rules, approval of the Amended and Restated Sealy Corporate Bonus Plan requires the affirmative vote of a majority of the votes cast on the proposal, provided that a majority of the outstanding shares of common stock are voted on the proposal. Abstentions are considered "votes cast" under NYSE rules and thus will have the same effect as a vote "against" the proposal and will be counted in determining whether a majority of the outstanding shares of common stock are voted on the proposal. Broker non-votes will not count as votes cast "for" or "against" the proposal to approve the Amended and Restated Sealy Corporate Bonus Plan and will have no effect on the outcome of the proposal, assuming a majority of the outstanding shares of common stock are otherwise voted on the proposal.

 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

        Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on April 14, 2010.

        The Proxy Statement and Annual Report are available at http://www.sealy.com/secfilings/

 BOARD RECOMMENDATIONS AND APPROVAL REQUIREMENTS

        Delaware law and Sealy's certificate of incorporation and by-laws govern the vote on each proposal. The board of directors' recommendation is set forth together with the description of each item in this proxy statement. In summary, the board of directors' recommendations and approval requirements are:

PROPOSAL 1.    ELECTION OF DIRECTORS

        The first item to be voted on is the election of the seven directors listed herein to serve until their successors are duly elected and qualified. The board of directors has nominated seven people as directors, six of whom are currently serving as directors of Sealy.

        You may find information about these seven nominees, beginning on Page 4.

        You may vote in favor of all the nominees, withhold your votes as to all nominees, or withhold your votes as to specific nominees. Assuming a quorum, each share of common stock may be voted for as many nominees as there are directors to be elected. Directors will be elected by a plurality of the votes cast. Stockholders may not cumulate their votes. Abstentions and broker non-votes will have no effect on the outcome of the vote on election of directors at the annual meeting.

The board of directors unanimously recommends a vote FOR each director nominee.

PROPOSAL 2.    RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The second item to be voted on is the ratification of the appointment of Deloitte & Touche LLP as Sealy's independent registered public accounting firm for the fiscal year ending November 28, 2010.

        You may find information about this proposal beginning on Page 6.

        You may vote in favor of the proposal, vote against the proposal or abstain from voting. Assuming a quorum, the proposal will pass if approved by a majority of the shares present in person or represented and entitled to vote on the matter. Abstentions will have the same effect as votes against the proposal and broker non-votes will have no effect on the outcome of the vote.

        The board of directors unanimously recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as Sealy's independent registered public accounting firm.

PROPOSAL 3.    APPROVAL OF THE AMENDED AND RESTATED SEALY CORPORATION BONUS PLAN

        The third item to be voted on is the approval of the Amended and Restated Sealy Corporation Bonus Plan.

        You may find information about this proposal beginning on Page 7.

        You may vote in favor of the proposal, vote against the proposal or abstain from voting. Assuming a quorum, the proposal will pass if approved by a majority of the shares present in person or represented and entitled to vote on the matter. Abstentions will have the same effect as votes against the proposal and broker non-votes will have no effect on the outcome of the vote.

        The board of directors unanimously recommends a vote FOR the approval of the 2010 Sealy Corporation Bonus Plan.

OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

        The board of directors is not aware of any other business to be presented for a vote of the stockholders at the annual meeting. If any other matters are properly presented for a vote, the people named as proxies will have discretionary authority, to the extent permitted by law, to vote on such matters according to their best judgment.

PROXIES AND VOTING PROCEDURES

        Your vote is important and you are encouraged to vote your shares promptly.

How Proxies are Voted

        You may vote by completing and mailing the enclosed proxy card; electronically by telephone or on the Internet by following instructions included on the proxy card; or by voting in person at the annual meeting. Each proxy will be voted as directed. However, if a proxy solicited by the board of directors does not specify how it is to be voted, it will be voted as the board of directors recommends—that is, FOR the election of the seven nominees for director named in this proxy statement, FOR the ratification of the appointment of Deloitte & Touche LLP as Sealy's independent registered public accounting firm for fiscal year ending November 28, 2010 and FOR the approval of the Amended and Restated Sealy Corporate Bonus Plan. If any other matters are properly presented at the annual meeting for consideration, such as consideration of a motion to adjourn the annual meeting to another time or place, the persons named as proxies will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. At the date this proxy statement went to press, we did not anticipate that any other matters would be raised at the annual meeting.

How to Revoke or Change Your Proxy

        If you submit a proxy and then wish to change your vote or vote in person at the annual meeting, you will need to revoke the proxy that you have submitted. You can revoke your proxy at any time before it is voted by delivery of a properly executed, later-dated proxy or a written revocation of your proxy. A later-dated proxy or written revocation must be received before the annual meeting by the Corporate Secretary of Sealy, Michael Q. Murray, at One Office Parkway, Trinity, North Carolina 27370, or it must be delivered to the Corporate Secretary at the annual meeting before proxies are voted. You will be able to change your proxy as many times as you wish prior to its being voted at the annual meeting and the last proxy received chronologically will supersede any prior proxies.

Method and Cost of Proxy Solicitation

        This proxy solicitation is being made on behalf of Sealy. The expense of preparing, printing and mailing this proxy statement is being paid by Sealy. Proxies may be solicited by officers, directors and employees of Sealy in person, by mail, telephone, facsimile or other electronic means. We will not specially compensate those persons for their solicitation activities. We have hired Georgeson Shareholder Communications to distribute and solicit proxies. We will pay Georgeson Shareholder Communications a fee of $1,200, plus reasonable expenses, for these services. In accordance with the regulations of the Securities and Exchange Commission and the New York Stock Exchange, we will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expense incurred in sending proxies and proxy materials to beneficial owners of our common stock.

Stockholder Director Nominations and Proposals for the 2011 Annual Meeting

        Any proposal to be presented at our 2011 Annual Meeting of Stockholders must be received at the Company's principal office no later than November 5, 2010, in order to be considered for inclusion in the Company's proxy materials for such meeting. Any such proposals must comply with the requirements of Rule 14a-8 under the Exchange Act of 1934, as amended (the "Exchange Act"), and be submitted in writing and addressed to the attention of the Corporate Secretary at One Office Parkway, Trinity, North Carolina 27370.

        In accordance with our by-laws, proposals of stockholders intended to be presented at our 2011 Annual Meeting of Stockholders without inclusion of such proposals in our proxy statement and form of proxy relating to that meeting must be received by us at our principal executive office (listed above) not less than sixty days nor more than ninety days prior to the meeting; provided, that in the event that less than seventy days notice or prior public announcement of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the tenth day following the date on which such notice of the date of the annual meeting was mailed or such public announcement was made.

PROPOSAL ONE
ELECTION OF DIRECTORS

        The first agenda item to be voted on is the election of seven directors to serve until their successors are duly elected and qualified.

General Information

        The board of directors currently consists of seven directors. Directors are generally elected for one-year terms. The term of office for all current directors expires at the annual meeting and thereafter until the person's successor has been duly elected and qualified.

        This year's nominees have been nominated to serve for a one-year term expiring at the 2011 annual meeting of stockholders and thereafter until the person's successor has been duly elected and qualified. We have inquired of the nominees and determined that they will serve if elected. If, for any reason, any nominee becomes unavailable for election and the board of directors selects a substitute nominee, the proxies will be voted for the substitute nominee selected by the board of directors. The board of directors has no reason to believe that any of the named nominees is not available or will not serve if elected.

        Six of the nominees are current directors of Sealy. Mr. Brian Carroll, who has been one of our directors for six years, has indicated that, since he now lives and works in England, he would prefer not to stand for re-election as a director this year and will resign when a new director is duly elected and qualified. As a result, based on the recommendation of a non-management director, our nominating/corporate governance committee has recommended, and our Board of Directors nominated, Mr. Stephen Ko for election as a director. A description of the background of each director nominee is set forth below.

Nominees for Election at the Annual Meeting

Name	Age	Position
James W. Johnston	63	Director
Matthew W. King	30	Director
Stephen Ko	36	Director
Gary E. Morin	60	Director
Dean B. Nelson	51	Director
Paul J. Norris	62	Director, Non-Executive Chairman
Richard W. Roedel	60	Director

        James W. Johnston.    Mr. Johnston, age 63, has been President and Chief Executive Officer of Stonemarker Enterprises, Inc., a consulting and investment company, since 1996. Mr. Johnston was Vice Chairman of RJR Nabisco, Inc., a diversified manufacturer of consumer products, from 1995 to 1996. He also served as Chairman and CEO of R. J. Reynolds Tobacco Co. from 1989 to 1995, Chairman of R. J. Reynolds Tobacco Co. from 1995 to 1996 and Chairman of R. J. Reynolds Tobacco International from 1993 to 1996. Mr. Johnston served on the board of RJR Nabisco, Inc. and RJR Nabisco Holdings Corp. from 1989 to 1996. From 1984 until joining Reynolds, Mr. Johnston was Division Executive, Northeast Division, of Citibank, N.A., a subsidiary of Citicorp, where he was responsible for Citibank's New York Banking Division, its banking activities in upstate New York, Maine and Mid-Atlantic regions, and its national student loan business. Mr. Johnston is also a member of the Board of Directors of Lance, Incorporated, a snack food company. He has been a director of our company since March 1993.

        Matthew W. King.    Mr. King, age 30, has been with KKR since 2003. He is currently a director with KKR Asset Management, the asset management arm of KKR. Prior to his current position, he was with KKR Capstone, the operational arm of KKR from 2003 through 2009. Prior to 2003, Mr. King was with McKinsey & Co., a strategic consulting firm, where he worked in a broad range of industries. He has been a director of our company since August 2009.

        Stephen Ko.    Mr. Ko, age 36, is a director with KKR, where he has been employed since 2005. He works primarily on investments in the consumer products industry for KKR. Prior to joining KKR, Mr. Ko was with the private equity group of The Blackstone Group from 2002 through 2005. He currently serves on the Board of Directors of Biomet, Inc., an orthopedic device company.

        Gary E. Morin.    Mr. Morin, age 60, was the Vice President and Chief Financial Officer of Lexmark International, Inc., a laser and ink jet printer and supplies company, from 1996 to 2000 and Executive Vice President and Chief Financial Officer from 2000 to 2005, where in addition to corporate finance functions, he was responsible for Lexmark's corporate communications, strategy and security functions. He retired in 2006 as Executive Vice President. Prior to joining Lexmark he held senior financial and operating positions with Huffy Corporation and Tambrands. He currently serves on the Board of Directors and is Chairman of the Compensation Committee of Citrix Systems, Inc., a global leader in application delivery infrastructure, and is also a director and on the Audit Committee of infoGROUP Inc., a leading provider of business and consumer databases. He has been a director of our company since July 2006.

        Dean B. Nelson.    Mr. Nelson, age 51, has been Chief Executive Officer of Capstone Consulting LLC, a strategic consulting firm, since March 2000. He is also Chairman, CEO, President and a director of PRIMEDIA Inc., a targeted media company. From August 1985 to February 2000, Mr. Nelson was employed by Boston Consulting Group, Inc., a strategic consulting firm, where he was a Senior Vice President from December 1998 to February 2000 and held various other positions from August 1985 to November 1998. He has been a director of our company since April 2004.

        Paul J. Norris.    Mr. Norris, age 62, was elected our Non-Executive Chairman in March 2008. He was the non-executive Chairman of W.R. Grace & Co., a specialty chemical and materials company, from May 2005 until January 2008, and has performed advisory services for KKR since 2001. He was Chief Executive Officer of W.R. Grace from 1998 through May 2005 and was also Chairman of W.R. Grace from 1999 through May 2005 (W.R. Grace filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code in April 2001). He currently serves on the Board of Directors of Nalco Corporation, a water, energy, air and process technologies and service company and FMC Corporation, a diversified chemical company. He has been a director of our company since January 2006.

        Richard W. Roedel.    Mr. Roedel, age 60, is currently a director and Chairman of the Audit Committee of Brightpoint, Inc., a wireless product distribution company, Luna Innovations Incorporated, which develops and manufactures new-generation products for the healthcare, telecommunications, energy and defense markets, Broadview Networks, Inc., a business communications provider, and Lorillard, Inc., a tobacco company. He is also a director and Audit Committee member for IHS, Inc., a business software company providing global critical information. From 1985 through 2000, Mr. Roedel was employed by the accounting firm BDO Seidman LLP, the U.S. member firm of BDO International, as an Audit Partner, being promoted in 1990 to Managing Partner in Chicago, and then to Managing Partner in New York in 1994, and finally in 1999 to Chairman and Chief Executive. Mr. Roedel joined the Board of Directors of Take-Two Interactive Software, Inc., a publisher of video games, in November 2002 and served in various capacities with that company through June 2005 including Chairman and Chief Executive Officer. Mr. Roedel is a director of the Association of Audit Committee Members, Inc., a non-profit association of audit committee members dedicated to strengthening the audit committee by developing best practices. Mr. Roedel is a Certified Public Accountant. He has been a director of our company since August 2006.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE NOMINEES LISTED ABOVE.

PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        The second agenda item to be voted on is the ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the fiscal year ending November 28, 2010.

        The audit committee of the board of directors has appointed Deloitte & Touche LLP to audit our consolidated financial statements for the fiscal year ending November 28, 2010. We are asking our stockholders to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. Although stockholder ratification of the appointment is not required, the board of directors is submitting the appointment of Deloitte & Touche LLP to our stockholders for ratification as a matter of good corporate practice.

        Even if the appointment is ratified, the audit committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Sealy and our stockholders. If the appointment is not ratified by our stockholders, the audit committee will reconsider the appointment.

        A representative of Deloitte & Touche LLP is expected to attend the annual meeting and be available to respond to appropriate questions. The representative will be afforded an opportunity to make a statement, if he or she desires to do so.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE, LLP AS SEALY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL THREE
APPROVAL OF THE AMENDED AND RESTATED SEALY CORPORATION BONUS PLAN

        The third agenda item to be voted on is the approval of the Amended and Restated Sealy Corporation Bonus Plan.

APPROVAL OF THE AMENDED AND RESTATED BONUS PLAN

        The Amended and Restated Sealy Corporation Bonus Plan (the "Plan") was initially effective December 31, 1996, was subsequently amended in December 2008 and is being further amended in connection with this proposal. In this proposal, we are asking our shareholders to approve the Plan.

        This proposal is being submitted to our shareholders in order to ensure the Plan complies with Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code denies a tax deduction for certain compensation in excess of $1,000,000 per year paid by a company to "Covered Employees". "Covered Employees" are determined at the end of the tax year and are the Chief Executive Officer plus the next three most highly compensated officers of the company (other than the Chief Financial Officer) whose compensation is reported to shareholders under applicable SEC rules. Certain compensation, including compensation based on the attainment of performance goals, is excluded from this deduction limit if certain requirements are met. Among these requirements is that the material terms pursuant to which the compensation is to be paid are disclosed and approved by shareholders prior to payment.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR"APPROVAL OF THE AMENDED AND RESTATED SEALY CORPORATION BONUS PLAN.

Description of the Plan

        The following description of the Plan is not complete and is qualified by reference to the full text of the Plan, which is attached hereto as Appendix A.

        Purpose.    The Plan is a bonus plan designed to provide certain of our employees with incentive compensation based upon the achievement of pre-established performance goals. The Plan is intended to comply with the performance based compensation exemption from Section 162(m) of the Internal Revenue Code. The purposes of the Plan is to: (i) attract and retain employees in key positions; (ii) motivate participants toward achieving our objectives; and (iii) reward participants for their contributions to our success.

        Administration.    The Plan is to be administered and operated by the Compensation Committee of our board of directors. The Compensation Committee may delegate its authority under the Plan, except in cases where such delegation would disqualify compensation paid under the Plan which is intended to be exempt under Section 162(m) of the Internal Revenue Code.

        Participation.    Participants in the Plan are selected during each performance period by the Compensation Committee from our exempt salaried employees. Participants are assigned to a bonus group at the sole discretion of the Compensation Committee, with groupings generally as follows:

Group 8	Selected Senior Company Executives
Group 7	Senior Company Executives
Group 6	Corporate and Regional Sales & Operations Vice Presidents
Group 5	Other Senior Management
Group 4	Plant Managers, Sales Managers
Group 3	Other Middle Management
Group 2	Senior Professionals and Plant Supervisors
Group 1	Selected Exempt Employees

        Our non-exempt employees (i.e., employees eligible for overtime) and sales representatives are not eligible to participate in the Plan. Participants may be added or have their group changed during a performance period on a pro-rated basis at the discretion of the Compensation Committee. Currently we have 551 employees that participate in the Plan in the following Groups: Group 1—64; Group 2—348; Group 3—21; Group 4—74; Group 5—16; Group 6—13; Group 7—8; and Group 8—7.

        Awards.    The Plan provides for the payment of bonuses in the form of lump-sum cash payments.

        Bonuses.    The Compensation Committee will establish the performance periods over which performance objectives will be measured. A performance period may be for a fiscal year or a multi-year cycle, as determined by the Compensation Committee. No later than 90 days after each performance period begins (or such other date as may be required or permitted by Section 162(m) of the Internal Revenue Code), the Compensation Committee will establish (1) the performance objective or objectives that must be satisfied for a participant to receive a bonus for such performance period, and (2) the target incentive bonus for each participant.

        Performance Criteria.    Performance objectives will be based upon one or more of the following criteria, as determined by the Compensation Committee: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per share; (v) book value per share; (vi) return on shareholders' equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow; (xvii) working capital; (xviii) return on assets; (xix) total shareholder return; (xx) enterprise value; (xxi) total business return; (xxii) return on invested capital; and (xxiii) return on investment. The foregoing criteria may relate to us, one or more of our subsidiaries or one or more of our divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Compensation Committee shall determine. The performance measures and objectives established by the Compensation Committee may be different for different fiscal years and different objectives may be applicable to different officers and employees.

        The Compensation Committee will (x) determine, as soon as practicable after the applicable performance period ends but in no event later than February 25th of the year immediately following the fiscal year in respect of which bonuses under the Plan may be payable, (i) whether and to what extent any of the performance objectives established for such performance period have been satisfied, and (ii) for each participant employed through the last day of the applicable performance period, except as otherwise provided for in the Plan, the actual bonus to which such participant shall be entitled, taking into consideration the extent to which the performance objectives have been met and (y) on February 25th of the year immediately following the fiscal year in respect of which the applicable bonuses are payable, cause such bonus to be paid to such participant. The Compensation Committee has absolute discretion to reduce or eliminate the amount otherwise payable to any participant under the Plan and to establish rules or procedures that have the effect of limiting the amount payable to each participant to an amount that is less than the maximum amount otherwise authorized as that participant's target incentive bonus. No participant may receive a bonus under the Plan, with respect of any fiscal year, in excess of $2.5 million.

        Target Incentive Bonuses.    No later than 90 days after each performance period begins (or such other date as may be required or permitted under Section 162(m) of the Internal Revenue Code), the Compensation Committee shall establish target incentive bonuses for each individual participant. Unless otherwise determined by the Compensation Committee, the percentage of a participant's annual rate of base salary to be used in the bonus award calculation for each group shall increase from zero to a stated maximum as performance exceeds the minimum goal according to the following schedule of bonus awards:

GROUP	MINIMUM	TARGET	MAXIMUM
8	(as determined by the Compensation Committee for each participant)
7	0%	35%	70%
6	0%	30%	60%
5	0%	25%	50%
4	0%	20%	40%
3	0%	15%	30%
2	0%	10%	20%
1	0%	5%	10%

        Unless otherwise determined by the Compensation Committee in its sole discretion, bonus awards under the Plan will be calculated as a percentage of a participant's weighted average annual rate of base salary in effect for the performance period for which a bonus is payable.

        Termination of Employment.    To the extent permitted under Section 162(m) of the Internal Revenue Code if an award is intended to qualify as performance based compensation within the meaning of Section 162(m) of the Internal Revenue Code, if a participant dies or terminates employment due to disability or retirement, in each case, prior to the last day of a performance period, the participant may receive an annual bonus equal to the bonus otherwise payable to the participant based on actual company performance for the applicable performance period, pro-rated for the days of employment during the performance period. If a participant's employment terminates for any other reason, such participant will not receive a bonus.

        Partial Performance Period.    To the extent permitted under Section 162(m) of the Internal Revenue Code if an award is intended to qualify as performance based compensation within the meaning of Section 162(m) of the Internal Revenue Code, if a participant is hired or rehired after the beginning of a performance period, but prior to November 1 of such performance period, the participant may receive an annual bonus equal to the bonus otherwise payable to the participant based on actual company performance for the applicable performance period, pro-rated for the days of active employment during the performance period.

        Leave of Absence.    To the extent permitted under Section 162(m) of the Internal Revenue Code if an award is intended to qualify as performance based compensation within the meaning of Section 162(m) of the Internal Revenue Code, if a participant experiences a period of unpaid leave of absence (whether by layoff, workers compensation leave or other leave of absence) for a continuous period of 30 days or more during a performance period for which a bonus is payable, the participant may receive an annual bonus equal to the bonus otherwise payable to the participant based upon actual company performance for the applicable performance period, pro-rated for the days of active employment during the performance period.

        Transfers of Employment.    To the extent permitted under Section 162(m) of the Internal Revenue Code if an award is intended to qualify as performance based compensation within the meaning of Section 162(m) of the Internal Revenue Code, a participant who is hired, transferred or promoted during a performance period for which a bonus is payable hereunder, will receive a pro-rated bonus based upon the number of days worked in each position during the performance period and at each location/segment and in each group. Hires, transfers or promotions which occur after October 31 of a performance period shall not take effect for bonus purposes until the next performance period, if any.

        Payment of Awards.    Payment of any bonus amount is made to participants on February 25th of the year immediately following the fiscal year in respect of which the bonus amount is payable, after the Compensation Committee certifies that one or more of the applicable objectives has been attained, or, where the Compensation Committee will reduce, eliminate or limit the bonus, as described above, the Compensation Committee determines the amount of any such reduction.

        Amendment and Termination of Plan.    Our board of directors or the Compensation Committee may at any time amend, suspend, discontinue or terminate the Plan, subject to stockholder approval if such approval is necessary to continue to qualify the amounts payable under the Plan under Section 162(m) of the Internal Revenue Code or any other applicable law or regulation if such amounts are intended to be so qualified. The Plan will remain in effect until such time as it is terminated by the board of directors or the Compensation Committee.

        Tax Consequences.    The following is a brief summary of the principal U.S. federal income tax consequences of transactions under the Plan, based on current U.S. federal income tax laws. This summary is not intended to be exhaustive, does not constitute tax advice and, among other things does not describe state, local or foreign tax consequences. In general, a participant in the Plan will recognize ordinary compensation income upon receipt of a bonus under the Plan in the amount of such bonus. Income and payroll taxes are required to be withheld by the participant's employer on the amount of ordinary income resulting to the participant from receipt of the bonus. The amount recognized as ordinary compensation income to a participant may be deductible by the participant's employer for federal income tax purposes.

Equity Compensation Plan Information

        The following table sets forth information as of November 29, 2009 regarding the Company's equity compensation plans. The only plan pursuant to which the Company may make equity grants is the Sealy Corporation 2004 Stock Option Plan (the "2004 Plan") that was approved by the Board of Directors and the Company's Shareholders on April 6, 2004. The 2004 Plan was intended to replace the Sealy Corporation 1998 Stock Option Plan (the "1998 Plan"). Since the 2004 Plan was approved, no further grants have been made under the 1998 Plan except in connection with the modification of awards outstanding under the 1998 Plan in fiscal 2009. This modification was made to give effect to the dilution caused by the issuance of the rights for the Convertible Notes.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	29,230,604	$4.46 per share	11,727,471	(2)

(1)
These numbers include the 2004 Plan and the 1998 Plan. The weighted average exercise price in column (b) of the table reflects all such stock options. Restricted shares, restricted share units and shares of deferred stock or phantom stock units that may be settled in shares of common stock are included in column (a) of the table, but are not included in column (b) for purposes of determining the weighted average exercise price of stock options. The Company has issued restricted share units under the 2004 Plan during fiscal 2009. The issuance of these restricted share units has been considered in column (a) and (c) above.

(2)
These are shares available for grant as of November 29, 2009 under the 2004 Plan pursuant to which the compensation committee of the Board of Directors may make various share-based awards including grants of cash and cashless exercise stock options, restricted share awards, restricted share units, stock appreciation rights and/or dividend equivalent rights to management and other key employees on terms and subject to conditions as established by the compensation committee of our Board of Directors or certain of the committee's designees. The 2004 Plan was amended in fiscal 2009 to increase the number of shares available for issuance under the plan to 40,190,000 shares of our Class A common stock for grants. If stock options granted under the 2004 Plan are forfeited or otherwise terminated, then the shares underlying that grant will become available for a subsequent grant under the 2004 Plan. To the extent shares underlying forfeited or otherwise terminated options have become available for subsequent grants as of November 29, 2009, they are included in the table as available for grant.

OTHER MATTERS

        As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the annual meeting for action by stockholders, proxies in the enclosed form returned to Sealy will be voted in accordance with the recommendation of the board of directors, or in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

CORPORATE GOVERNANCE AND RELATED MATTERS

Director Independence

        Prior to October 7, 2009, KKR beneficially owned and had the right to vote over 50% of the outstanding shares of our common stock. As a result, we availed ourselves of the "controlled company" exception under the NYSE rules which eliminated the requirements that we have a majority of independent directors on our board of directors, compensation committee and nominating/corporate governance committee. Prior to October 7, 2009, we had a compensation committee with only one independent director and a nominating/corporate governance committee composed entirely of non-independent directors. Shortly after October 7, 2009 an independent director was added to the nominating/corporate governance committee. At all times since March 2007, which was within one year of our April 2006 initial public offering, we have had an audit committee consisting of three members who are independent directors.

        After October 7, 2009, as a result of some of our May 2009 senior secured convertible notes being converted into shares of our common stock, KKR beneficially owned and had the right to vote approximately 49.2% of the outstanding shares of our common stock. As a result, we can no longer avail ourselves of the "controlled company" exception under the NYSE's rules. Therefore, we are currently complying with the NYSE's transition rules for a company which is no longer a "controlled company" and shortly after October 7, 2009 we added an independent director to the nominating/ corporate governance committee. On January 4, 2010 (within 90 days of the loss of the controlled company exemption) our compensation committee and nominating/corporate governance committees each had a majority of independent directors as members. By October 7, 2010 (one year after the loss of the controlled company exemption) we plan to have a majority of our directors be independent and have only independent directors on our audit, compensation and nominating/corporate governance committees.

        The nominating/corporate governance committee of the board of directors has determined that James W. Johnston, Gary E. Morin and Richard W. Roedel are independent directors within the meaning of applicable NYSE listing standards and the applicable provisions of the Securities Exchange Act of 1934, as amended. When making "independence" determinations, the nominating/corporate governance committee and the board of directors shall broadly consider all relevant facts and circumstances, as well as any other facts and considerations specified by the NYSE, by law or by any rule or regulation of any other regulatory body or self-regulatory body applicable to Sealy. When assessing the materiality of a director's relationship with Sealy, the board of directors shall consider the issue not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation.

Meetings of the Board of Directors

        The board of directors is required to meet at least four times annually, or more frequently as circumstances dictate. The board of directors met eight times in fiscal 2009 either in person or by telephone. All directors are expected to participate, whether in person or by telephone, in all board meetings. Each director attended at least 75% of all board of directors and applicable committee meetings during fiscal 2009. The Company does not have a formal policy with respect to attendance by our directors at our annual meeting of the shareholders. All directors are encouraged to attend the Company's annual shareholders meetings. All directors then standing for election, did attend the 2008 annual meeting of stockholders held on April 22, 2009.

Audit Committee

        Our audit committee currently consists of Richard W. Roedel, James W. Johnston, and Gary E. Morin. Mr. Roedel is the chairperson of the audit committee. The board of directors has determined that all members of the audit committee are financially literate and meet the independence and expertise requirements mandated by the applicable New York Stock Exchange listing standards, Section 10A(m)(3) of the Exchange Act and our independence standards. Mr. Roedel and Mr. Morin have each been designated by the board of directors as an "audit committee financial expert". Mr. Roedel currently serves on the audit committees of five other public companies and is the Chairman of four of those audit committees. The nominating/corporate governance committee and the board of directors reviewed Mr. Roedel's obligations as a member of other audit committees in accordance with New York Stock Exchange rules and determined that his simultaneous service on those other audit committees does not impair his ability to effectively serve on Sealy's audit committee.

        Our audit committee is responsible for (1) selecting the independent auditors, (2) approving the overall scope of the audit, (3) monitoring the integrity of our financial statements, and internal controls over financial reporting, (4) the independent accountant's qualifications and independence, including annual review of the independent auditor's report describing the audit firm's internal quality control procedures, and any material issues raised by the most recent quality control review or peer review, and the PCAOB Inspection Report, (5) oversight and evaluation of the performance of the independent accountants and our internal audit function, (6) compliance with respective legal and regulatory requirements, (7) review of earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, (8) risk assessment and risk management, (9) meeting separately, periodically, with management, internal auditors and the independent auditor, (10) reviewing with the independent auditor any audit problems or difficulties and managements' response, (11) setting clear hiring policies for employees or former employees of the independent auditors, (12) handling such other matters that are specifically delegated to the audit committee by the board of directors from time to time and (13) reporting regularly to the full board of directors.

        The audit committee has adopted a formal policy concerning the pre-approval of audit and non-audit services to be provided by our independent registered public accounting firm. The policy requires that all services to be performed by Deloitte & Touche LLP, including audit services, audit-related services and permitted non-audit services, be pre-approved by the audit committee. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is subject to a budget. Specific services being provided by the independent accountants are regularly reviewed in accordance with the pre-approval policy and the audit committee may pre-approve particular services on a case-by-case basis. The audit committee has delegated the authority to grant pre-approvals to Mr. Roedel, the audit committee chair, when the full audit committee is unable to do so. At each subsequent audit committee meeting, the audit committee reviews these pre-approvals, receives updates on the services actually provided by the independent accountants, and management may present additional services for approval. For fiscal 2009, the audit committee pre-approved all audit, audit-related and non-audit services performed by Deloitte & Touche LLP.

        Our audit committee is required to meet at least four times annually, or more frequently as circumstances dictate. The committee met twenty-seven times in fiscal 2009. As the audit committee is composed entirely of independent directors, many of its 2009 meetings were related to the Company's refinancing in May 2009. We do not expect the audit committee to meet as frequently in fiscal 2010.

        Our board of directors has adopted a written charter for the audit committee, which is available on our website at www.sealy.com in the "Investor Relations—Corporate Governance" section.

Compensation Committee

        Our compensation committee currently consists of James W. Johnston, Gary Morin and Paul Norris. Mr. Johnston is the chairperson of the compensation committee. Our nominating/corporate governance committee has determined that Messrs. Johnston and Morin are both independent directors and that Mr. Norris is not independent, as permitted by the NYSE transition rules for a formerly "controlled company". For more information on director independence and the NYSE transition rules for a formerly "controlled company" see "Director Independence" beginning on page 11.

        The compensation committee operates pursuant to a charter which delegates responsibility for the compensation and benefits of Sealy's executive officers and other members of senior management to the compensation committee. The compensation committee is primarily responsible for:

  •
  discharging the responsibilities of the board of directors to the stockholders, potential stockholders and investment community with respect to our compensation and benefit programs and compensation of our executives; and

  •
  producing an annual report on executive compensation for inclusion in our annual proxy statement, in accordance with applicable NYSE, Securities and Exchange Commission and other regulatory bodies.

        Our compensation committee is responsible for (1) reviewing key employee compensation policies, plans and programs, (2) reviewing and approving the compensation of our executive officers, (3) reviewing and approving employment contracts and other similar arrangements between us and our executive officers, (4) reviewing and consulting with the CEO on the selection of officers and evaluation of executive performance and other related matters, (5) administration of stock plans and other incentive compensation plans and (6) such other matters that are specifically delegated to the compensation committee by the board of directors from time to time. Pursuant to its charter, our compensation committee is responsible for management continuity and succession plans related to the CEO and other executive officer positions. At least annually, the compensation committee reviews management performance and succession plans for senior management.

        Our compensation committee is required to meet at least two times annually or more frequently, as circumstances dictate. Our compensation committee met nine times in fiscal 2009.

        Our board of directors has adopted a written charter for the compensation committee, which is available on our website at www.sealy.com in the "Investor Relations—Corporate Governance" section and upon written request by our stockholders at no cost.

Compensation Committee Interlocks and Insider Participation

        The compensation levels of our executive officers are currently determined by the compensation committee as described in this proxy statement. None of the members of Sealy's compensation committee during fiscal 2009 or as of the date of this proxy is or has been an officer or employee of Sealy. None of our executive officers has served on the compensation committee or board of any company that employed any member of Sealy's compensation committee or Sealy's board of directors.

Nominating /Corporate Governance Committee

        Our nominating/corporate governance committee consists of James W. Johnston, Gary E. Morin, and Dean B. Nelson. Our nominating/corporate governance committee has determined that Messrs. Johnston and Morin are both independent directors and that Mr. Nelson is not independent, as permitted by the NYSE transition rules for a formerly "controlled company". Mr. Nelson is the chairperson of the nominating/corporate governance committee.

        The nominating/corporate governance committee is responsible for (1) developing and recommending criteria for selecting new directors, (2) overseeing evaluations of the board of directors and its members, (3) screening and recommending to the board of directors individuals qualified to become executive officers and (4) handling such other matters that are specifically delegated to the nominating/corporate governance committee by the board of directors from time to time.

        In nominating candidates to serve as directors, the board of directors' objective, with the assistance of the nominating/corporate governance committee or nominees recommended by security holders (as further discussed below), is to select individuals with skills and experience that can be of assistance to management in operating our business. When evaluating the recommendations of the nominating/corporate governance committee, the board of directors considers whether individual directors possess the following personal characteristics: integrity, accountability, informed judgment, financial literacy, mature confidence and high performance standards. The board of directors as a whole should possess all of the following core competencies, with each candidate contributing knowledge, experience and skills in at least one domain: accounting and finance, business judgment, management, industry knowledge, leadership and strategy/vision. In the past we have used search firms to identify director candidates. No search firm was used this year to identify director candidates. For a description of the procedures for stockholders to submit proposals regarding director nominations, see "Director Candidate Recommendations by Stockholders" below.

        Our nominating/corporate governance committee is required to meet at least two times annually or more frequently as circumstances dictate. Our nominating/corporate governance committee met twice in fiscal 2009

        Our board of directors has adopted a written charter for the nominating/corporate governance committee, which is available at our website at www.sealy.com in the "Investor Relations—Corporate Governance" section.

Presiding Director of Non-Management Executive Sessions

        The Non-Executive Chairman presides at each executive session of non-management members of the board of directors and in his absence the non-management directors in attendance will determine which of them will conduct such session. Currently, none of the members of our board of directors is a member of our management team. At each quarterly meeting of our board of directors there is an executive session.

Corporate Governance Guidelines

        The board of directors has adopted Corporate Governance Guidelines which set forth the board of directors' core principles of corporate governance and are designed to promote its effective functioning and assist the board of directors in fulfilling its responsibilities. The board of directors will review and amend these guidelines from time to time as it deems necessary and appropriate. The Corporate Governance Guidelines are available on our website at www.sealy.com in the "Investor Relations—Corporate Governance" section.

Code of Business Conduct and Ethics

        We are committed to conducting business in accordance with the highest ethical standards and all applicable laws, rules and regulations. We have adopted a Code of Business Conduct and Ethics that applies to our employees, executive officers and directors. Our Code of Business Conduct and Ethics is available on our website at www.sealy.com, in the "Investor Relations—Corporate Governance" section by clicking on "Code of Business Conduct and Ethics" near the top of that page. If the Company ever were to amend or waive any provision of its Code of Business Conduct and Ethics that applies to the Company's principal executive officer, principal financial officer, principal accounting officer or any person performing similar functions, the Company intends to satisfy its disclosure obligations with respect to any such waiver or amendment by posting such information on its internet website set forth above rather than by filing a Form 8-K.

Director Candidate Recommendations by Stockholders

        The nominating/corporate governance committee will consider director candidates recommended by stockholders. Each director candidate recommendation by a stockholder should be accompanied by certain information relating to the stockholder making such recommendation, as well as information concerning the recommended candidate, including the name, address and relevant qualifications of the recommended candidate. A stockholder who wishes to recommend a candidate for election to the board of directors should submit it to the nominating/corporate governance committee by November 5, 2010:

        By mail:

    Stockholder Director Recommendation
    Nominating/Corporate Governance Committee
    c/o: Senior Vice President, General Counsel, & Secretary
    Sealy Corporation
    One Office Parkway
    Trinity, North Carolina 27370

        By fax:

    (336) 861-3786

Stockholder or Other Interested Party Communications with the Board of Directors

        Any stockholder or other interested party may communicate with (i) the board of directors as a whole, (ii) the independent directors as a group, (iii) any individual member of the board of directors or (iv) the Presiding Director, or (v) any committee of the board of directors by submitting those communications to the appropriate person or group:

        By mail:

    Stockholder or Other Interested Party Communication to the Board of Directors
    [Name of Appropriate Person or Group]
    c/o: Senior Vice President and Secretary
    Sealy Corporation
    One Office Parkway at Sealy Drive
    Trinity, North Carolina 27370

        By fax:

    (336) 861-3786

        All appropriate communications received by the Senior Vice President, General Counsel & Secretary will be forwarded to the appropriate person or group. Inappropriate communications include those not related to the duties or responsibilities of the board of directors. In addition, the receipt of any accounting, internal controls or audit-related complaints or concerns will be forwarded to the audit committee.

        A copy of these procedures is available on our website at www.sealy.com in the "Investor Relations—Corporate Governance" section.

Director Compensation

        Our non-employee directors each receive a retainer of $40,000 per year plus $1,500 for each board meeting attended in person and $500 for each board meeting attended by telephone. The board committee members receive an additional annual retainer of $22,000 for the Chairman of the audit committee, $4,000 for other committee chairs, $10,000 for other audit committee members, and $2,000 for members of other Board committees. Committee members are paid $1,000 for each meeting attended in person and $500 per telephonic meeting attended. All fees are paid on a quarterly basis. Annually, each director may elect to defer all or a portion of their fees as a Sealy director into phantom share units under the Sealy Director's Deferred Compensation Plan. Under this plan, on the date director fees become payable, Sealy credits the deferred compensation account of each director with the number of phantom share units of Sealy's common stock which is equal to the deferred portion of any fee due the director at such time, divided by the per share market value of Sealy's shares on that date. Sealy also credits each director's deferred compensation account with the number of phantom share units equal to any cash dividends (or the fair market value of dividends paid in property other than dividends payable in common stock) payable on the number of shares of common stock represented in each director's deferred compensation account divided by Sealy's per share stock value on the dividend payment date.

        Distributions from a director's deferred compensation account shall be paid in Sealy's common stock or the cash equivalent thereof, at the election of Sealy, and shall begin on either the first day of the calendar year following or six months following (whichever is later), the later of the attainment of the director's retirement date (as indicated in the director's deferral election) or separation from Sealy's board of directors.

        On June 12, 2009 as part of the Company's 2009 Debt Restructuring ("Refinancing"), which is discussed in "Compensation Discussion and Analysis" beginning on page 29, the Compensation Committee modified the terms of outstanding phantom share units held by Sealy's directors under the Sealy Director's Deferred Compensation Plan to give effect to the dilution caused by the issuance of the rights for the Convertible Notes ("Rights"). That change was to increase the number of phantom shares units held under the plan by 32.7696%. This was the same percentage change applied at that time to employee restricted share unit (RSU) awards under the Company's 2004 Stock Option Plan, which is discussed in "Compensation Discussion and Analysis" beginning on page 29. This resulted in an increase in the number of phantom share units by a total of 62,955 units.

        On November 23, 2008, our three independent directors (Messrs. Johnston, Morin and Roedel) were each granted 60,000 stock options to acquire shares of Sealy common stock at its then current fair market value of $2.18 per share. The options have a term of seven years with one-third vesting on each of the first three anniversaries of the grant date, if the grantee remains a Sealy director on that date. On June 12, 2009, our three independent directors (Messrs. Johnston, Morin and Roedel) were each granted restricted stock units ("RSUs") that accrete at an 8% annual rate compounded semi-annually until vested and vest 25% per year, as long as the grantee remains a Sealy director until such date. On June 12, 2009, the Nominating/Governance Committee awarded the three independent directors a special bonus for their hard work on the Audit Committee and the Compensation Committee related to the Company's 2009 refinancing. Those bonuses to the independent directors were $25,000 to the Chairman of the Audit Committee, $15,000 to each member of the Audit Committee and $10,000 to the Chairman of the Compensation Committee.

Director Compensation Table

        The following table details the compensation elements provided to each non-employee director for fiscal year 2009.

	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Mr. Bellas(5)	$18,000			—	$18,000
Mr. Carroll	$58,000			$23,576	$81,576
Mr. Johnston	$84,000	$10,127	$44,901	$39,288	$178,316
Mr. King(6)	$5,000			—	$5,000
Mr. Morin	$72,500	$10,127	$44,901	$15,000	$142,528
Mr. Nelson	$49,500			$20,634	$70,134
Mr. Norris	$53,000			$15,750	$68,750
Mr. Roedel	$85,500	$10,127	$44,901	$47,468	$187,996
Mr. Stuart(7)	$25,000			$18,504	$43,504

(1)
For calendar year 2009 the following directors elected to have the indicated percentage of their directors fees paid in cash: Mr. Bellas—100%; Mr. Johnston—100%; Mr. King—50%; Mr. Morin—100%; Mr. Stuart—100%. The balance of all other directors fees were deferred into Sealy stock units under the Sealy Director's Deferred Compensation Plan described above. As of November 29, 2009, the following directors held the indicated number of Sealy share units under the Sealy Director's Deferred Compensation Plan: Mr. Bellas—0; Mr. Carroll—60,085; Mr. Johnston—28,943; Mr. King—765; Mr. Morin—0; Mr. Nelson—52,452; Mr. Norris—44,504; Mr. Roedel—66,901 and Mr. Stuart—37,485.

(2)
On June 12, 2009, our three independent directors were each granted 20,000 restricted stock units which accrete at an 8% annual rate compounded semi-annually until vested and vest 25% per year, as long as the grantee remains a Sealy director until such date. The amounts in this column are calculated using the same valuation methodology we use for financial reporting purposes in accordance with FASB authoritative guidance, formerly SFAS 123(R). The impact of estimated forfeitures related to service-based vesting conditions is not included in this calculation, in accordance with SEC rules. As a result, these amounts do not reflect the amount of compensation actually received by the Director during the fiscal year. The basis and assumptions for the valuation of these options is set out in Footnote 3 to Sealy's Consolidated Financial Statements contained in Sealy's Form 10-K for the fiscal year ended November 29, 2009. As of November 29, 2009 Mr. Johnston, Mr. Morin and Mr. Roedel each held 20,000 restricted stock units, none of which were vested.

(3)
On November 23, 2008, our three independent directors were each granted 60,000 stock options with a maximum seven year term and a fair market value exercise price ($2.18 per share) that vests 1/3rd on each of the first three anniversaries of the grant date. These are the only options that have ever been granted to any of our directors. As of November 29, 2009, all of these options were outstanding and 1/3rd of them had vested. On June 12, 2009, in conjunction with the Company's refinancing, the exercise price on these options was reduced to $1.64. The amounts in this column for each grantee reflects the expense recognized related to this original grant ($41,967) as well as the modification of the awards ($2,934) and are calculated using the same valuation methodology we use for financial reporting purposes in accordance with FASB authoritative guidance, formerly SFAS 123(R). The impact of estimated forfeitures related to service-based vesting conditions is not included in this calculation, in accordance with SEC rules. As a result, these amounts do not reflect the amount of compensation actually received by the Director during the fiscal year. The basis and assumptions for the valuation of these options are set out in Footnote 3 to Sealy's Consolidated Financial Statements contained in Sealy's Form 10-K for the fiscal year ended November 29, 2009. As of November 29, 2009 Mr. Johnston, Mr. Morin and Mr. Roedel each held stock options for 60,000 shares of our common stock, of which 20,000 options held by each such director were then vested.

(4)
The amounts in this column reflect both the special bonuses paid to the Company's three independent directors on June 12, 2009 and the fair value on the grant date of the modifications related to the Company's 2009 refinancing made to the outstanding phantom share units held by the directors under the Sealy Director's Deferred Compensation Plan. The special bonus amounts were as follows: Mr. Johnston—$25,000, Mr. Morin—$15,000, and Mr. Roedel—$25,000. The amounts in this column related to the modification of director phantom share units are calculated using the same valuation methodology we use for financial reporting purposes in accordance with FASB authoritative guidance. The impact of estimated forfeitures related to service-based vesting conditions is not included in this calculation, in accordance with SEC rules. As a result, these amounts do not reflect the amount of compensation actually received by the director during the fiscal year. The basis and assumptions for the valuation of these options is set out in Footnote 3 to Sealy's Consolidated Financial Statements contained in Sealy's Form 10-K for the fiscal year ended November 30, 2008. The amounts include the value of the change in the number of phantom share units.

(5)
Mr. Bellas was elected as a director on April 22, 2009 and resigned as a director on August 28, 2009.

(6)
Mr. King was elected as a director on August 28, 2009.

(7)
Mr. Stuart's term as a director ended on April 22, 2009.

Limitation on Directors' Liability and Indemnification

        Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Under Delaware law, a director will not be personally liable for monetary damages for breach of his or her fiduciary duty as a director, except for liability for:

  •
  breach of his or her duty of loyalty to us or our stockholders;

  •
  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

  •
  any transaction from which he or she derived an improper personal benefit.

Our amended and restated by-laws provide that we:

  •
  are required to indemnify our directors and executive officers to the maximum extent permitted by Delaware law;

  •
  may indemnify our employees and agents as set forth in Delaware General Corporation Law, subject to very limited exceptions;

  •
  are required to advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding; and

  •
  may advance expenses, as incurred, to our employees and agents in connection with a legal proceeding.

        We also maintain directors' and officers' liability insurance to cover our directors, executive officers and some of our employees for liabilities, including liabilities under securities laws. We believe that the provisions contained in our certificate of incorporation, amended and restated by-laws and our insurance coverage are necessary to attract and retain qualified persons as directors and executive officers.

        The limitation of liability and indemnification provisions in our certificate of incorporation and amended and restated by-laws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions.

        At present, we are not aware of any pending litigation or proceeding involving any of our directors or executive officers in which indemnification is required or permitted and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

AUDIT COMMITTEE REPORT AND AUDIT FEES

Audit Committee Report

        The audit committee reviews Sealy's financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for expressing an opinion on those audited consolidated financial statements in conformity with accounting principles generally accepted in the United States. The independent registered public accounting firm is also responsible for expressing an opinion on the effectiveness of the Company's internal controls over financial reporting.

        In fulfilling its responsibilities, the audit committee has reviewed and discussed the audited consolidated financial statements contained in Sealy's Annual Report on Form 10-K for the year ended November 29, 2009 and management's assessment of the effectiveness of the company's internal controls over financial reporting and Deloitte & Touche LLP's evaluation of the company's internal controls over financial reporting with Sealy's management and independent registered public accounting firm. The audit committee has also discussed with the independent registered public accountant the matters required to be discussed by Public Company Accounting Oversight Board (United States) Auditing Standards AU Section 380 (Communication with Audit Committees) and Rule 2-07 of SEC Regulation S-X, including the quality, not just the acceptability of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. In addition, the audit committee has received the written disclosures and letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence and has discussed with the independent registered accounting firm their independence.

        Based on the reviews and discussions referred to above, the audit committee approved the audited consolidated financial statements and recommended to the board of directors that they be included in Sealy's Annual Report on Form 10-K for the year ended November 29, 2009, for filing with the Securities and Exchange Commission. The audit committee has also selected Deloitte & Touche LLP as Sealy's independent registered public accounting firm and is presenting the selection to the stockholders for ratification.

Richard W. Roedel, Chairperson
James W. Johnston
Gary E. Morin

Audit and Related Fees

        The following table summarizes aggregate fees billed to us by Deloitte & Touche LLP for the fiscal years ended November 29, 2009 and November 30, 2008, with the following notes explaining the services underlying the table captions:

	2009	2008
	(thousands)
Audit fees(1)	$1,447	$1,312
Audit-related fees(2)	262	302
Tax fees	5	5
All other fees(3)	645	6

Total	$2,359	$1,625

(1)
Includes fees for the audit of our annual consolidated financial statements.

(2)
Includes fees for international statutory audits as well as services related to our various public filings, including the Form 10-Q filings.

(3)
Includes fees related to the Company's refinancing in 2009.

        For additional information, please see "Audit Committee" beginning on page 12.

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Summary of Key Areas for Fiscal 2009

        Fiscal 2009 was another challenging year for the Company, with a weak economy and a significant drop in mattress industry sales. As a result, management aggressively pursued sales opportunities and expense reductions, including eliminating salary merit increases for all executives, imposing strict limits on hiring and making no profit sharing contributions in the first half of 2009. During this difficult year, management was able to reduce the Company's selling. general & administrative expenses as well as increase Adjusted EBITDA.

        In May 2009 we announced a comprehensive plan to refinance our existing senior secured credit facilities and replace them with indebtedness that has longer-dated maturities and eliminates quarterly financial ratio based covenants. Under this refinancing we entered into a new asset-based revolving credit facility, issued new senior secured notes and issued $177.1 million in senior secured convertible paid in kind ("PIK") notes (the "Convertible Notes"), which may be converted into between 177 million to 300 million new Sealy common shares over the next seven years. While this refinancing did strengthen the Company's financial position, it did reduce the value of management's existing long term compensation, which was primarily in stock options that were mostly out of the money. Since stock options and restricted share units did not receive the rights to purchase convertible notes that were given to the holders of the Company's common stock, this further reduced the value of management's stock options and restricted share units. As a result, one of the issues facing the Compensation Committee this year was how to reshape the Company's long term compensation to improve its effectiveness, including retention effectiveness.

Objectives of the Executive Compensation Program

        The compensation of the Company's executive officers is currently determined by the Compensation Committee of the Board. Sealy and its subsidiaries seek to attract and retain highly qualified and talented professionals. The marketplace in which Sealy competes for executive talent is highly competitive. Further, our compensation policies, while designed to secure the services of appropriate professionals, must also support our vision of creating a dynamic performance oriented company and delivering superior value and growth.

        In light of these objectives, the Compensation Committee determines executive compensation consistent with a philosophy of compensating executive officers based on their responsibilities, the Company's financial performance as measured against established goals, and individual officer contributions and achievements.

        The primary elements of the Company's executive compensation program are:

  (i)
  base salaries,

  (ii)
  variable annual cash compensation earned through the Sealy Corporation Bonus Plan (the "Bonus Plan"), and

  (iii)
  long-term equity compensation through our previous 1998 Stock Option Plan and our current 2004 Stock Option Plan (which was amended in May 2009 as our Second Amended and Restated Equity Plan for Key Employees of Sealy Corporation and its Subsidiaries).

        Officer salaries are targeted at the median of competitive market practices, with bonus opportunities structured so that the combined level of salary and bonus received (annual cash compensation) varies with market compensation levels based on the level of performance achieved. If target bonuses are paid, annual cash compensation is expected to approximate the market median. If performance achievements result in earned bonuses at above-target levels, annual cash compensation can be in the market's upper quartile. Salaries and target bonus opportunities for officers also reflect internal equity considerations as well as external market references.

        Sealy was a privately held company until April 2006. As a private equity portfolio company, Sealy provided its management team, including the Named Executive Officers who were with the company prior to July 2005, with an opportunity to earn a significant amount of compensation based on an allocation of potential equity ownership in the Company through stock options. Significant stock options were granted at the time of the Company's recapitalization in 2004, with additional stock options granted in conjunction with the Initial Public Offering in 2006. Other executives and key employees, including Mr. Rogers, Mr. Ackerman, Mr. Hofmann, Mr. Bachicha and Mr. Dabiero, who are Named Executive Officers, received stock option grants upon being hired by the Company or at the time of promotions.

        In March 2008, the Committee made additional stock option grants to 138 employees including the Named Executive Officers. These grants were intended to improve the motivation and retention value of our long-term incentives and provide competitive equity opportunities relative to our industry segment and general industry as a whole. In November 2008, the Committee established a new long-term incentive program consisting of stock option grants and restricted stock unit grants that were performance-based. This required an amendment of our 2004 Stock Option Plan authorizing the grants of restricted stock unit ("RSU") awards and restricted stock awards, and this amendment was adopted by the Board of Directors in October 2008 and then approved by a written action of a majority of our shareholders on November 6, 2008. The amended plan, known as the Amended and Restated Equity Plan for Key Employees of Sealy Corporation and its Subsidiaries, became effective in December 2008 after notice to all of our shareholders. Effective May 26, 2009, the Company adopted the Second Amended and Restated Equity Plan for Key Employees of Sealy Corporation and its Subsidiaries which, among other things, increased the number of shares available for issuance under the 2004 Plan from 15,190,000 to 40,190,000. This plan was adopted, in part to give effect to the dilution to outstanding equity compensation awards caused by the issuance of the rights for the Convertible Notes.

        The Company's philosophy is that executive officers should participate in retirement and benefit programs as made available to all salaried employees, but that supplemental executive benefits and perquisites will be minimal if offered at all.

        The Compensation Committee has overall responsibility for establishing, implementing, and monitoring the executive compensation program for the Company's executive officers. To aid the Compensation Committee in setting compensation, each member of our senior executive management team, in turn, participates in an annual performance review with the CEO and provides input about his or her contributions to our success for the relevant period. Our Chief Executive Officer ("CEO") provides recommendations annually to the Compensation Committee regarding the compensation for all executive officers other than himself. The Compensation Committee also reviews the performance of each senior executive officer annually. The CEO participates in such annual performance review with the Compensation Committee. While the Compensation Committee has authority under its charter to delegate any or all of its responsibilities to a subcommittee of the Compensation Committee, it did not do so during fiscal year 2009.

        Since 2007, the Compensation Committee has retained the services of an independent compensation consultant, Watson Wyatt Worldwide ("Watson Wyatt"), to assist it in the evaluation of key elements of our executive officer compensation programs. During 2007, Watson Wyatt prepared a report for the Compensation Committee on market practices that included competitive references for total direct compensation and each element (salary, bonus and annualized long-term incentive values) for each Sealy executive position. The consultant also provided advice to the Compensation Committee with respect to competitive practices and the amounts and nature of compensation paid to executive officers. During 2008, Watson Wyatt provided the Compensation Committee with updated market information relating to the Chief Executive Officer and Chief Financial Officer positions and also relating to long-term incentive opportunities for all program participants, including the Named Executive Officers.

Compensation Benchmarking and Peer Group

        As discussed above, through the information and analysis provided by the compensation consultant, the Compensation Committee compared base salary and target bonus opportunities for each Sealy officer to our market sector and industry in general. This approach ensures that our compensation remains competitive in our market and relative to our industry peers.

        For the market analysis done in 2007, the Compensation Committee members compared compensation practices to those of a group of peer companies, which were determined after a review of potential candidates identified by the consultant. At the time of the selection, the potential companies all had revenues between $600 million and $3 billion and equity market values between $500 million and $2.5 billion. Sealy's revenues, total assets and employee count were all between the 40th and 60th percentile of the selected peer companies. At the time of the selection, Sealy's Adjusted EBITDA, operating margin and equity market value approximated or exceeded the 75th percentile of the selected peer companies.

        The peer group consisted of 14 companies, all but one of which was classified as Household Durables industry companies by Standard & Poors. Select Comfort Corporation, classified by S&P as a Specialty Retail industry company, was added to the peer group as it is considered to be a direct competitor to Sealy. The other peer group companies were American Greetings, Blyth, Blount International, Ethan Allen Interiors, Furniture Brands International, Interface, Jarden, La-Z-Boy, Simmons Company, Snap-On, Tempur-Pedic International, Tupperware Brands and Yankee Candle. These same companies were used to update the market information for the Chief Executive Officer and the Chief Financial Officer positions during 2008, although Yankee Candle's data was not included as the company had been acquired since the time of the initial study.

        In addition to the peer group compensation information, the consultant's report also provided the Compensation Committee with market pay references derived from recognized executive compensation surveys. The consultant developed market references for each executive officer position in order to gauge the pay of other officers holding similar positions at comparable organizations. For fiscal year 2007, the survey data was derived from executive pay reports published by Watson Wyatt and Mercer. The references reflected data from manufacturing companies or general industry samples with revenues similar to Sealy ($1.7 billion). The specific companies included in these surveys are not identified to the Compensation Committee. For the 2008 update on market long-term incentive values, these same two surveys were used although with updated data. These surveys were not updated for 2009.

Elements of the Executive Compensation Program

  Base Salary

        The Company's philosophy is to target base salaries at a market median level. Because relevant market data may not be available for every position, each salaried position including those held by the Named Executive Officers is assigned to a pay grade in the Company's internal salary structure. The midpoint of each grade is intended to approximate the market median, and grade assignments reflect both available market data as well as internal comparisons to positions with similar levels of responsibility. Grade assignments for officer positions are developed by Sealy management and approved by the Compensation Committee. Actual salaries paid to officers are determined by the Compensation Committee with reference to the experience of the officers, the Company's past practice, current market practice and the officers' individual performance.

        When Mr. Rogers was appointed President and Chief Executive Officer in July 2008, his annual salary was established at $700,000. This salary was comparable to data provided by the Committee's independent compensation consultant on the median salary of Chief Executive Officers at the Company's compensation peer group, the information obtained through the Committee's work with an executive recruiting firm, as well as to the salary for Mr. Roger's predecessor as Chief Executive Officer at the Company at the time of his resignation.

        In light of economic conditions, management recommended, and the Compensation Committee approved, granting no salary merit increases in 2009 to any Company executive. None of the Named Executive Officers received a merit salary increase in 2009. The only Named Executive Officers to receive salary increases in 2009 were Mr. Dabiero and Mr. Bachicha. Mr. Dabiero received a salary increase to $215,000 in March 2009 when he was promoted to the position of Senior Vice President and became the head of the Company's Human Resources function. Based on the market analysis done for the Compensation Committee in 2007, internal comparisons to positions with similar levels of responsibility, and the salary for Mr. Dabiero's predecessor, the Compensation Committee believes that Mr. Dabiero's salary is below the median for his position at comparable companies as well as the Company's own salary grade level and historical Company salary level for his position. Mr. Bachicha was promoted to his current position as Executive Vice President of Sales in early 2008. In August 2009, the Compensation Committee reviewed his performance in that position as well as information from Watson Wyatt on the compensation level of senior sales executives at similar sized companies. Based on his excellent performance in a difficult sales year and the importance of the sales function for the Company, the committee increased Mr. Bachicha's annual base salary to $300,000, which was slightly above the median salary in the information provided by Watson Wyatt and within the range of the Company's salary grade level for his position.

  Variable Annual Cash Compensation

  Bonus Plan

        Our Bonus Plan is a cash-based short-term performance incentive program. The Compensation Committee, with input from the executive officers, establishes minimum, target and maximum goals for the Bonus Plan based on the financial performance measures selected for that year. Goals typically correspond with projections contained in our annual budget, which is approved by the Board of Directors at the beginning of the fiscal year.

        Target annual bonuses, expressed as a percentage of base salary, were in place for each Named Executive Officer prior to the fiscal year. The target annual bonus percentage for Named Executive Officers below the Chief Executive Officer and the Chief Financial Officer, have been unchanged for over ten years. The target annual bonus percentages for Mr. Rogers and Mr. Ackerman were raised in fiscal 2008 based on updated compensation information on the Company's peer group provided to the Compensation Committee by Watson Wyatt. If the Minimum, Target or Maximum bonus performance were achieved then the Named Executive Officers would receive a bonus in an amount equal to the following percentages of their annual base salary:

  Fiscal Year 2009 Bonus Performance Potential Payout as a Percentage of Base Salary

	Minimum Performance	Target Performance	Maximum Performance
Mr. Rogers	0%	100%	200%
Mr. Ackerman	0%	55%	110%
Mr. Hofmann	0%	35%	70%
Mr. Bachicha	0%	35%	70%
Mr. Dabiero	0%	35%	70%
Mr. Walker	0%	35%	70%

        For many years one measure that we have used for bonus goals is "Adjusted EBITDA". Our senior debt agreements contain covenants which are based on what we refer to as Adjusted EBITDA. "EBITDA" is defined as net income plus interest, taxes, depreciation and amortization and other adjustments permitted in calculating covenant compliance with our senior debt agreements. Adjusted EBITDA is defined as EBITDA further adjusted to exclude unusual items and other adjustments permitted in calculating covenant compliance with our senior debt agreements. Further information on Adjusted EBITDA is contained in the "Debt Covenants" discussion in Sealy's Annual Report on Form 10-K for the year ended November 29, 2009.

        For fiscal year 2009, the Company's Compensation Committee determined that the bonuses under our Bonus Plan for all of the Company's Executive Officers would be based on Total Company performance in four areas. Those four areas, with the portion of the bonus tied to each area indicated in parentheses, are as follows: (70%) Adjusted EBITDA; (10%) Revenue; (10%) Gross Profit Dollars; and (10%) sales, general & administrative expenses ("SG&A") as a percentage of sales. No bonus would be paid under the plan for fiscal year 2009 if the Adjusted EBITDA for fiscal year 2009 is less than $145 million or if the Company was not in compliance with the debt covenants in its then current credit agreements during fiscal year 2009. The portion of the bonus achieved in each of the measurement areas ranges from 0% at the minimum, 100% at target and 200% at maximum (except in the case of Adjusted EBITDA where 50% is achieved at minimum). There is no guaranteed minimum bonus under the Bonus Plan, and a Bonus Plan participant must be employed at the end of the fiscal year for which a bonus is payable in order to be eligible to receive a bonus for such fiscal year. Bonuses are paid in a lump sum upon the Compensation Committee's certification of performance results following the end of the applicable fiscal year. For the Named Executive Officers, their fiscal year 2009 bonuses under the plan are based on the following four performance measurements:

  2009 Bonus Plan Measures and Achieved Results

	Minimum	Target	Maximum	Weight	Results Achieved	% of Target Achieved
	(All $ in millions)
Adjusted EBITDA	$145	$154	$170	70%	$167.7	185.9%
Revenue	$1,149	$1,277	$1,405	10%	$1,290	110.2%
Gross Profit Dollars	$467	$519	$571	10%	$517	95.7%
SG&A as a percentage of sales	33.9%	32.4%	30.9%	10%	32.3%	108.1%

Total Achieved % of Target Bonus						161.515%

  2009 Bonus Achievement

	Target Bonus Amount	% of Target Bonus Achieved	Performance Bonus Achieved
Mr. Rogers	$700,000	161.515%	$1,130,606
Mr. Ackerman	$198,000	161.515%	$319,800
Mr. Hofmann	$105,000	161.515%	$169,591
Mr. Bachicha	$90,865	161.515%	$146,761
Mr. Dabiero	$71,789	161.515%	$115,950
Mr. Walker	$89,674	161.515%	$144,837

  Chairman's Awards

        Under the Company's 2009 Bonus Plan structure a portion of the bonus plan pool created by the Company's Adjusted EBITDA performance may be used for Chairman's Awards to recognize employees whose efforts significantly exceed the normal requirements of their position. In December, Mr. Rogers indicated to the Compensation Committee that he planned to grant Chairman's awards to employees subject to the Company's 2009 corporate bonus measures since the EBITDA results achieved under very difficult conditions were the result of the efforts of everyone on the team. His proposed Chairman's award for each individual equals the difference between the amount of bonus actually achieved by the individual on the three 10% weighted 2009 corporate bonus measures and the amount that would have been achieved had the achievement percentage for those three items been the same as the percentage of target (185.9%) achieved on the Total Company Adjusted EBITDA measurement for 2009. Any Chairman's Awards to the CEO or the Company's senior managers must be approved by the Compensation Committee. As a result, Mr. Rogers recommended that the Compensation Committee specifically approve the grants of a Chairman's Award to eleven of the Company's senior managers that would equal the difference between the amount of bonus actually achieved by the individual on the three 10% weighted 2009 Corporate bonus measures and the amount that would have been achieved had the achievement percentage for those three items been the same as the percentage of target (185.9%) achieved on the Total Company Adjusted EBITDA measurement for 2009. The Compensation Committee approved those proposed Chairman's Awards and also made a similar award to Mr. Rogers, which resulted in Chairman's Awards to the Named Executive Officers in the following amounts:

Mr. Rogers	$170,694	Mr. Bachicha	$22,157
Mr. Ackerman	$48,282	Mr. Dabiero	$17,506
Mr. Hofmann	$25,604	Mr. Walker	$21,867

  2010 Bonus Structure

        In December 2009, the Compensation Committee reviewed the target bonus percentages for the Company's executives. Watson Wyatt presented information to the Compensation Committee on bonus targets as a percentage of base salary based on available market data. This market data, was not specifically derived from the Company's 2007 peer group, but was for two groups of manufacturing companies. Watson Wyatt concluded that the Company's bonus targets were generally competitive with those groups, although the targets for the senior executive level immediately below the chief executive officer and chief financial officer were less than the median level for these groups of manufacturing companies, which had medians bonus targets of 44% and 48% of base salary. As a result, the Compensation Committee increased the target bonus percentages, starting in fiscal 2010, for five senior executives from 35% to either 40% or 45% of their base salary, including: increasing the percentage bonus targets for Messrs. Hofmann and Bachicha to 45% and for Mr. Dabiero to 40% of base salary.

Since Mr. Walker is no longer a Senior Vice President his target bonus percentage for 2010 has decreased to 25% of his base salary.

  Fiscal Year 2010 Bonus Performance Potential Payout as a Percentage of Base Salary for the Named Executive Officers

	Minimum Performance	Target Performance	Maximum Performance
Mr. Rogers	0%	100%	200%
Mr. Ackerman	0%	55%	110%
Mr. Hofmann	0%	45%	90%
Mr. Bachicha	0%	45%	90%
Mr. Dabiero	0%	40%	80%
Mr. Walker	0%	25%	50%

        The Compensation Committee believes that increasing the Company's Adjusted EBITDA and the reduction in the Company's debt are two of the most important goals for the Company in fiscal 2010. As a result, for fiscal year 2010, the Company's Compensation Committee has determined that the bonuses under our Bonus Plan for all of the Company's Executive Officers will be based on the Company's performance in those two areas. The portion of the bonus tied to each area is indicated in parentheses as follows: Adjusted EBITDA (80%) and Net Debt Excluding Convertible Notes (20%). The targets for each of these goals represent an approximate 10% improvement over the Company's performance on each of these goals in fiscal 2009. No bonus will be paid under the plan for fiscal year 2010 if the Adjusted EBITDA for fiscal year 2010 is less than $166 million. The portion of the bonus achieved in each of the measurement areas ranges from 0% at the minimum, 100% at target and 200% at maximum. The fiscal year 2010 bonuses for the Named Executive Officers will be based on the following two performance measurements:

  2010 Bonus Plan Measures

	Minimum	Target	Maximum	Weighting
	(All $ in millions)
Adjusted EBITDA	$166.0	$184.5	$202.9	80%
Net Debt Excluding Convertible Notes	$509.4	$490.9	$472.4	20%

Long-term Equity Compensation

        Prior to 2008, the Company's historical equity grant allocations had been based on events such as the 2004 recapitalization transaction and the 2006 initial public offering and were not considered as part of the annual compensation process. After the Company's IPO in 2006 until early 2008, the only equity grants made had been for new hires or in recognition of promotions. As a result, by early 2009, many of our executives would have been unvested in only a few of their in-the-money options and would be free to sell the shares received under our option plan. In 2008, the Compensation Committee decided to make a broad-based equity allocation to 138 employees including the Named Executive Officers. Consistent with previous equity grants made by the Company, the stock option grants made in March 2008 consisted of both "time options" and "performance options." The "time options" vest and become exercisable ratably on a monthly basis over the 36-month period from the date of grant. Each portion of the "performance options" vests and becomes exercisable only if both the annual Adjusted EBITDA target applicable to that portion is achieved in fiscal years 2008, 2009, and 2010, and a participant remains a Sealy employee through the end of fiscal year 2010. None of these performance options were earned in fiscal year 2008 because the Adjusted EBITDA target for that year was not achieved. Our Adjusted EBITDA achieved in fiscal year 2009 was $167.7 million, as compared to the 2009 Adjusted EBITDA target of $245 million and therefore none of these performance options were earned in fiscal year 2009. The corresponding Adjusted EBITDA target for fiscal year 2010 is $270 million. Additional time-based stock option grants to 127 Sealy employees including the Named Executive Officers were approved by the Compensation Committee on November 23, 2008 and had a per share exercise price equal to $2.18, which was the fair market value per share on the grant date. The concept of these awards was for a grant of time-based stock options, and of performance-contingent restricted stock units to selected employees, with a single grant expected to provide participants with their total long-term incentive opportunity for fiscal years 2009 through 2011, although the Committee may determine to make additional grants as it deems appropriate.

        In February 2009, grants of performance-contingent RSUs were granted to 13 Sealy senior executives who had received stock option grants in November 2008, including each of the Named Executive Officers who was employed by the Company at that time. If during any one of our fiscal years 2009, 2010 or 2011 Sealy achieves an annual management EBITDA of $157 million or more, one third of these restricted stock units will be earned. The second third of these restricted stock units will be earned if during any of those three years Sealy's annual management EBITDA exceeds $170 million. The final third will be earned if Sealy's annual management EBITDA exceeds $200 million in any of those three years. The earned RSUs will only vest and be delivered to a recipient if that individual remains a Sealy employee through February 28, 2012, except in cases of death, permanent disability or qualified retirement. If the requirements for delivering the shares underlying these restricted stock units are not met by February 28, 2012, then those restricted stock units will expire. The award schedule used to determine number of stock options granted in November 2008 and the number of performance-contingent restricted stock units granted in early 2009 was based on the same grant guideline values used to determine the March 2008 stock option grant. The award schedule was adjusted to reflect that the grants were expected to represent three years' worth of long-term incentive opportunity instead of just one year, and to reflect that performance-contingent RSUs would be granted instead of performance-contingent stock options.

        The 2004 Stock Option Plan specifies that the exercise price for stock options shall be no less than the fair market value of the stock on the date of grant. In July 2007, the 2004 Stock Option Plan was amended so that fair market value of the stock is now defined as the closing price on the date of grant.

        Under Sealy's stock option grant agreements since April 2004, upon a change in control at Sealy all unvested time-based stock options will fully vest and unvested performance-based options will fully vest if certain Sealy performance targets have been achieved by Sealy or a certain predetermined level of return has been achieved by Sealy's major shareholder ("KKR"). Those option agreements define a change of control of Sealy as (i) a sale resulting in more than 50% of the voting stock of Sealy being held by a person or group that does not include KKR or its affiliates; (ii) the sale of all or substantially all of the assets of Sealy to an entity unrelated to KKR ("Unaffiliated Entity"); or (iii) a merger, consolidation, recapitalization or reorganization of Sealy with or into an Unaffiliated Entity; in each case if and only if as the result of any of the foregoing events KKR loses the ability without the approval of the Unaffiliated Entity, to elect a majority of the Board (or the board of directors of the resulting entity or its parent company). The single trigger for option vesting upon a change in control has been an element of Sealy's employee stock option agreements for many years. As previously discussed, as of October 2009, the Company is no longer considered a controlled company. However, KKR still holds over 49% of the Company's Common Stock and these options were granted at a time that the Company was a controlled company. This trigger is consistent with the trigger for payments included in the stock option plans of many other controlled companies, including companies controlled by KKR. We believe that reasonable change in control benefits are appropriate to protect an employee against some circumstances over which he or she does not have control and as consideration for the promises of non-competition, non-solicitation and non-interference that we require in our employment agreements. Furthermore, we believe change in control severance payments align employee and shareholder interests by enabling employees to evaluate a transaction in the best interest of our shareholders and our constituents without undue concern over whether the transaction may jeopardize the employee's own employment.

  Actions Related to the 2009 Debt Restructuring

        On May 13, 2009, the Company announced a comprehensive plan to refinance its existing senior secured credit facilities and replace them with indebtedness that has longer-dated maturities and eliminates quarterly financial ratio based maintenance covenants (the "Refinancing"). As part of the Refinancing, the Company announced a rights offering pursuant to which rights to subscribe for Convertible Notes ("Rights") were issued at no charge to all holders of the Company's common stock at the close of business on May 26, 2009 at a rate of one Right per share of common stock. Each 13 Rights entitled its holder to purchase a Convertible Note at a subscription price of $25.00 and each Convertible Note was initially convertible into 25 shares of common stock. The Rights offering expired on July 2, 2009 and the related Convertible Notes were issued on July 10, 2009. The Convertible Notes mature in July 2016 and bear interest at 8.00% per year. The Company does not pay interest in cash related to the Convertible Notes, but instead increases the amount of the Convertible Notes by an amount equal to the interest payable ("payment-in-kind interest"). The Convertible Notes are convertible into shares of the Company's common stock at an initial conversion price of $1.00 per share.

        Adjustment of Outstanding Grants—Under the Company's Stock Option and Equity Plans, the Compensation Committee has the authority in the event of a recapitalization and certain other event to make equitable adjustments in stock option and RSU awards, including adjustments in the number of shares and exercise price of such awards. The Rights offering essentially split the value of each then existing share between the new right and the existing share. In that process, holders of stock options, RSUs and phantom shares would not receive any Rights on those holdings. Holders of restricted stock, however, would receive Rights on those shares. As a result the Compensation Committee determined that it would be appropriate to adjust the terms of the then outstanding stock option, RSUs and phantom shares, but not adjust restricted stock grants. The Committee decided to make adjustments based on the difference in the market price of Sealy's shares traded with the Rights and without the Rights. Since the Rights were to be issued to shareholders of record as of the close of business on May 26, 2009, it would have been necessary to purchase Sealy shares before the close of business on May 20, 2009 to receive those Rights. As a result, sales of Sealy shares through May 20, 2009 would have included the transfer of the Rights with the shares and sales of Sealy shares after May 20, 2009 would not have included those Rights. The Committee determined, prior to the New York Stock Exchange close of trading on May 19, 2009, that for purposes of this adjustment they would use the two-day average of the average of the daily high and low trading prices of the Common Stock on the New York Stock Exchange for each of May 19 and May 20, 2009 for the share value with the Rights and the two-day average of the average of the daily high and low trading prices of the Common Stock on the New York Stock Exchange for each of May 21 and May 22, 2009 for the share value without the Rights. Under this approach it was determined that the value of one share with the rights was $3.14, the value of one share without the Rights was $2.365, and therefore value of one Right was $0.775.

        The Compensation Committee decided to treat the stock options that were outstanding prior to April 6, 2004 ("Roll-over Options") differently from stock option and RSU grants made on or after April 6, 2004 ("KKR Grants"). The stock options that had been granted prior to April 6, 2004, could have been cashed out when KKR refinanced the Company April 6, 2004, but those employees decided to roll-over those Roll-over Options into the refinanced company. As a result, the Compensation Committee decided that the Roll-over Options had more of an equity component and should be given additional consideration. Based on the share price before and after May 21, 2009, the Committee, effective as of June 12, 2009, modified the terms of outstanding share-based compensation awards, including awards held by the Named Executive Officers, to give effect to the dilution caused by the issuance of the Rights as follows:

  •
  restricted stock grants were not modified since they received Rights;

  •
  stock options granted as KKR Grants were modified by reducing the exercise price by 24.6815% ($0.775 / $3.14 = 24.6815%);

  •
  RSUs granted as KKR Grants, which do not have an exercise price, were modified to increase the number of units by 32.7696% ($3.14 / $2.365 = 32.7696%);

  •
  Roll-over Options were modified to both reduce the exercise price by 24.6815% and increase the number of options by 32.7696%

        The increase to the number of outstanding stock options from this adjustment was treated as an additional grant of stock options under the 1998 Plan as disclosed below. The increase in the number of restricted stock units from this adjustment was treated as a grant of an additional 112,856 RSUs being granted in the third quarter of fiscal 2009.

        Additional RSU Grants—Under the Rights offering the Company issued $177.1 million in Convertible Notes, which initially could be converted into approximately 177.1 million additional shares of the Company's Common Stock. As such the Convertible Notes represent approximately 65% of the Company's equity. With accretion over time the Convertible Notes could come to be approximately 75% of the Company's equity. As a result, the Compensation Committee believed that it was important to align the interest of management not only to those of current shareholders but also to those of Convertible Note holders. Because the issuance of Convertible Notes had a significant negative impact on the value of outstanding stock options and restricted stock units that had been previously granted as KKR Grants, and because of the substantial dilution created by the Convertible Notes, the Compensation Committee believed that it was important to make significant new grants to the Company's senior management. As a result, in connection with the Refinancing, on June 12, 2009, the Compensation Committee approved grants of 15,971,253 RSUs, to 126 employees, including the Named Executive Officers. The number of shares represented by these RSUs increases at an annual rate of 8% compounded semi-annually until the RSUs are vested or forfeited, similar to the payment-in-kind interest which accretes on the Convertible Notes. The number of RSUs discussed in this paragraph gives effect to this accretion. These RSUs had a weighted average grant date fair value of $2.00 per share based on the closing price of the Company's common stock as of the grant date. To aid in management retention, these RSUs vest at the rate of 25% per year on each of the four anniversaries of the grant date if that individual remains a Sealy employee, except in cases of death, permanent disability or qualified retirement, and do not contain performance requirements. In the case of Mr. Rogers his RSUs vest in equal annual installments over three years and Mr. Walker's RSUs vest after one year. The June 12, 2009 grants of these RSU made to the Named Executive Officers on a fully accreted basis are as follows: Mr. Rogers—4,689,036; Mr. Ackerman—2,137,339; Mr. Hofmann—1,465,605; Mr. Bachicha—1,221,331; Mr. Dabiero—977,070; and Mr. Walker—270,000.

        In anticipation of the Refinancing, and to allow for the modifications to outstanding equity compensation awards and make substantial new equity compensation awards described above, effective May 26, 2009, the Company adopted the Second Amended and Restated Equity Plan for Key Employees of Sealy Corporation and its Subsidiaries which, among other things, increased the number of shares available for issuance under the Plan from 15,190,000 to 40,190,000.

  Executive Benefits and Perquisites

        The Sealy Benefit Equalization Plan was established to provide a vehicle to restore qualified plan benefits, specifically those relating to the Sealy Profit Sharing Plan, which are reduced as a result of limitations imposed under the Internal Revenue Code on tax qualified retirement plans. The Benefit

Equalization Plan is a nonqualified deferred compensation plan that ensures that participating executives, including the Named Executive Officers, receive their full profit-sharing contribution and earnings on previously credited contributions. Earnings on balances in the Benefit Equalization Plan equal the rate of return on investments made by each participant in the Profit Sharing Plan. No voluntary deferrals currently may be made to the Benefit Equalization Plan. The amount contributed by the Company under the Benefit Equalization Plan is limited to an amount derived from the difference between the applicable limit in Section 401(a)(17) of the Internal Revenue Code and the amount that limit would have been had Section 401(a)(17) of the Internal Revenue Code (including the cost of living method as set forth in that section of the Internal Revenue Code) not been amended in 1993 or thereafter. For 2009 that limitation capped the amount that could be contributed by the Company for any individual to $9,100.

        In January 2010, in order to allow members of the senior management team to more fully focus on the Company's business, the Compensation Committee agreed to provide financial and tax advice through a financial services company to seven of our senior executives, including all of the Named Executive Officers other than Mr. Walker. Sealy generally does not provide other supplemental benefits or perquisites to its executives. We do not provide our executives with Company cars, club memberships or allowances to provide such items. Health care, disability and life insurance benefits for Sealy executives are the same as those provided to all active salaried employees.

Employment Agreements

        Each of our Named Executive Officers has an employment agreement with a perpetual one-year term, except for the Chief Executive Officer whose agreement has a perpetual two-year term. The employment agreements provide severance benefits to the Named Executive Officer in place of the benefits provided in Sealy's severance benefit plans. Under his employment agreement, Mr. Walker would receive salary and bonus continuation in a lump sum payable within thirty days of termination of employment with Sealy. All of our other current employment contracts do not provide for a lump sum payment but instead for salary and bonus continuation. These agreements also contain a non-competition covenant for one year following the employment term, a confidentiality covenant and other terms and conditions customary to executive employment agreements.

        For additional information on employment termination benefits and the treatment of employee equity under the Company's stock option and equity plans, please see "Potential Payments upon Termination or Change in Control" beginning on page 40.

        For many years the Company has been either a privately owned or controlled company. Employment agreements for the Company's senior executives have been in place for many years, which is consistent with many other controlled or privately owned companies, including companies controlled by KKR. We believe that reasonable employment agreements are appropriate to attract, retain and protect employees against some circumstances over which he or she does not have control and as consideration for the promises of non-competition, non-solicitation and non-interference that we require in our employment agreements.

  Severance

        Severance benefits for our senior executives (including all of the Named Executive Officers) are covered by their employment agreements, which generally eliminates their participation in our Sealy Executive Severance Benefit Plan and our Sealy Severance Benefit Plan. However, if their cash severance benefit under either such plan would be greater than under their employment agreement, then they would receive their cash severance amount under their applicable severance plan and their other severance benefits under their employment agreement.

Impact of Tax, Accounting and Regulatory Considerations on Compensation Programs

        Section 162(m) of the Internal Revenue Code generally allows a deduction to publicly traded companies for certain qualifying performance based compensation. Section 162(m) disallows a deduction to the extent certain non-performance based compensation over $1 million is paid to the chief executive officer or any of the three other most highly compensated executive officers other than the Chief Financial Officer. Sealy believes its Bonus Plan has been exempt from Section 162(m) until its 2010 annual stockholder's meeting under relief provided to companies that become publicly held in connection with an initial public offering. At this meeting the shareholders are being requested to approve an Amended and Restated Sealy Corporate Bonus Plan, which Sealy believes will satisfy the requirements for exemption under Internal Revenue Code Section 162(m) as a performance based plan.

        To maintain flexibility in compensating executive officers in a manner consistent with its goals, the Compensation Committee has not adopted a policy that all compensation must be deductible. The Compensation Committee will continue to monitor this matter.

        As described earlier, the Company amended its 2004 Stock Option Plan to modify how the fair market value of the stock was determined in establishing the exercise price of option grants. Although the use of a multi-day average stock price was consistent with tax-related requirements and did not have a material impact on the accounting expense related to such grants, the change was made to conform to typical practices of other publicly traded companies. Also, the modification to the Plan was made in recognition of the new proxy disclosure requirements regarding the grant of stock options with an exercise price that differed from the closing stock price on the date of grant.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed with the Company's management the Compensation Discussion and Analysis set forth above. Based on the review and discussions noted above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's Proxy Statement and incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended November 29, 2009.

Compensation Committee Members
James W. Johnston, Chairman
Gary E. Morin
Paul J. Norris

Executive Compensation Tables and Supporting Information

Summary Compensation Table

        The following table provides summary information concerning compensation paid or accrued by the Company to, or on behalf of, the Company's President & Chief Executive Officer, Lawrence J. Rogers; Chief Financial Officer, Jeffrey C. Ackerman; and the next three most highly compensated executive officers who were serving at the end of the Company's 2009 fiscal year (based on the amount shown in the "Total Compensation" column), plus the Company's former Senior Vice President, General Counsel & Secretary, Kenneth L. Walker, who would have been included had he been an executive officer at the end of our fiscal year. These individuals are referred to in this proxy statement as the "Named Executive Officers". Amounts shown in this table are for services rendered to us in each of the last three fiscal years.

Officer Name & Position	Fiscal Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non- Equity Incentive Plan Comp.($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)(3)	Total Compensation ($)
Lawrence J. Rogers	2009	700,000	170,694		3,084,365	831,432	1,130,606	—	28,208	5,945,305
President and Chief	2008	520,695	7,000	(5)	222,222	417,149	—	—	20,961	1,188,027
Executive Officer(4)	2007	363,296	57,024	(6)	—	424,597	26,106	—	19,521	890,544
Jeffrey C. Ackerman	2009	360,000	48,282		925,045	591,551	319,800	—	27,325	2,272,003
Executive VP & CFO	2008	340,000	17,500	(5)	—	434,422	—	—	18,100	810,022
	2007	318,864	42,472	(6)	—	567,937	—	—	18,004	947,277
G. Michael Hofmann	2009	300,000	25,604		652,339	270,896	169,591	—	22,824	1,441,254
Executive VP Operations	2008	300,000	—		—	73,518	—	—	16,860	390,378
North America	2007	298,562	17,392	(6)	—	64,755	66,756	—	16,860	464,325
Louis Bachicha	2009	260,000	22,157		538,207	128,821	146,761	—	19,781	1,115,727
Executive VP, Sales	2008	—	—		—	—	—	—	—	—
	2007	—	—		—	—	—	—	—	—
Carmen J. Dabiero	2009	205,000	17,506		432,188	37,759	115,950	—	15,607	824,010
Senior VP, Human	2008	—	—		—	—	—	—	—	—
Resources	2007	—	—		—	—	—	—	—	—
Kenneth L. Walker	2009	256,212	21,867		233,113	409,998	144,837	—	19,494	1,085,521
Former Senior VP &	2008	256,212	—		—	91,196	—	—	14,258	361,666
General Counsel(7)	2007	252,145	29,411	(6)	—	81,821	—	—	14,233	377,610

(1)
The amounts in this column are calculated using the same valuation methodology we use for financial reporting purposes in accordance with applicable authoritative guidance, formerly SFAS 123(R). The impact of estimated forfeitures related to service-based vesting conditions is not included in this calculation, in accordance with SEC rules. As a result, these amounts do not reflect the amount of compensation actually received by the Named Executive Officer during the fiscal year. The valuation of these awards is based on the closing price of the Company's common stock on the New York Stock Exchange as of the date of grant. Refer to footnote 3 to Sealy's Consolidated Financial statements contained in Sealy's Forms 10-K for the years ended November 30, 2008 and November 29, 2009 for further details. The 2009 amounts include the RSUs granted on February 26, 2009 and June 12, 2009, as well as the additional RSUs granted in the modifications on June 12, 2009 as part of the Company's refinancing. The grant in 2008 was a restricted stock grant, which was not modified on June 12, 2009.

(2)
The amounts in this column are calculated using the same valuation methodology we use for financial reporting purposes in accordance with applicable authoritative guidance, formerly SFAS 123(R). The impact of estimated forfeitures related to service-based vesting conditions is not included in this calculation, in accordance with SEC rules. As a result, these amounts do not reflect the amount of compensation actually received by the Named Executive Officer during the fiscal year. The basis and assumptions for the valuation of these options is set out in Footnote 3 to Sealy's Consolidated Financial Statements contained in Sealy's Forms 10-K for the years ended December 2, 2007, November 30, 2008 and November 29, 2009. The 2009 amounts reflect the stock options granted in the modifications on June 12, 2009 as part of the Company's refinancing.

(3)
Details of the amounts reported in the "All Other Compensation" column for fiscal year 2009, is provided in the table below.

Executive	Life Insurance	Long Term Disability Insurance	Profit Sharing Plan Contribution	Sealy Benefit Equalization Plan Contribution	Total
Rogers	$1,920	$1,088	$16,100	$9,100	$28,208
Ackerman	$1,037	$1,088	$16,100	$9,100	$27,325
Hofmann	$864	$960	$16,100	$4,900	$22,824
Bachicha	$749	$832	$16,100	$2,100	$19,781
Walker	$739	$820	$16,100	$1,835	$19,494
Dabiero	$596	$661	$14,350	$0	$15,607
(4)
Mr. Rogers was named Interim CEO on March 13, 2008 and President and CEO on July 22, 2008. He did not serve as CEO during 2007.

(5)
A Chairman's Award made by the Company's former Chairman. Chairman's Awards are intended to recognize employees whose efforts significantly exceed the normal requirements of their position.

(6)
In May 2007 the Company reorganized its domestic sales force and its operating regions. To ensure focus on implementation and execution of business objectives, the Compensation Committee approved a discretionary bonus payment of up to two thirds of second half fiscal year 2007 targets for affected domestic units. Mr. Roger's 2007 Bonus also includes a $12,000 Chairman's award made during fiscal 2007 by the Company's former Chairman. A Chairman's Award is intended to recognize employees whose efforts significantly exceed the normal requirements of their position.

(7)
Mr. Walker stepped down as an executive officer on August 1, 2009, although he remains an employee of the Company.

Grants of Plan-Based Awards in Fiscal 2009 Table

        The following table sets forth certain information regarding awards for fiscal year 2009 under the Company's Bonus Plan and the Amended and Restated Equity Plan for Key Employees of Sealy Corporation and its Subsidiaries. These plans are described more fully under "Executive Compensation Discussion and Analysis" above.

								All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards								Grant Date Fair Value of Stock and Option Awards ($)(2)
												Exercise or Base Price of Option Awards ($/Share)(1)
Officer Name	Grant Date	Threshold ($)	Target ($)	Max ($)	Threshold ($)	Target ($)	Max ($)
Lawrence J. Rogers	2/26/2009	—	700,000	1,400,000
	6/12/2009									149,132	(3)	0.20	97,740
	6/12/2009									187,216	(4)	5.78	22,058
	6/12/2009									160,499	(4)	5.78	18,718
	6/12/2009									31,720	(4)	16.00	2,763
	6/12/2009									10,044	(4)	16.55	862
	6/12/2009									6,279	(4)	16.55	542
	6/12/2009									330	(4)	16.55	29
	6/12/2009									97,482	(4)	14.99	8,955
	6/12/2009									129,020	(4)	14.99	11,619
	6/12/2009									42,500	(4)	8.95	—
	6/12/2009									42,500	(4)	8.95	4,368
	6/12/2009									300,000	(4)	6.85	32,640
	6/12/2009									125,000	(4)	2.18	12,312
	2/26/2009							150,000					130,000
	6/12/2009							49,154	(5)				91,330
	6/12/2009							4,689,036	(6)				9,378,074
Jeffrey C. Ackerman	2/26/2009	—	198,000	396,000
	6/12/2009									94,231	(4)	16.00	8,308
	6/12/2009									111,287	(4)	16.00	9,168
	6/12/2009									8,606	(4)	16.00	750
	6/12/2009									25,390	(4)	16.00	2,214
	6/12/2009									5,400	(4)	12.62	507
	6/12/2009									65,848	(4)	14.99	6,049
	6/12/2009									87,153	(4)	14.99	7,848
	6/12/2009									40,000	(4)	8.95	—
	6/12/2009									40,000	(4)	8.95	4,111
	6/12/2009									240,000	(4)	2.18	23,640
	2/26/2009							60,000					52,200
	6/12/2009							19,662	(5)				39,324
	6/12/2009							2,137,339	(6)				4,274,680
G. Michael Hofmann	2/26/2009	—	105,000	210,000
	6/12/2009									153,297	(3)	1.90	70,905
	6/12/2009									167,526	(4)	5.78	18,244
	6/12/2009									101,982	(4)	5.78	11,773
	6/12/2009									27,119	(4)	16.00	2,180
	6/12/2009									8,588	(4)	16.55	687
	6/12/2009									5,650	(4)	16.55	456
	6/12/2009									25,000	(4)	8.95	—
	6/12/2009									25,000	(4)	8.95	2,386
	6/12/2009									120,000	(4)	2.18	10,886
	2/26/2009							25,000					21,750
	6/12/2009							8,192	(5)				16,384
	6/12/2009							1,465,605	(6)				2,754,629
Louis R. Bachicha	2/26/2009	—	90,865	181,730
	6/12/2009									10,091	(5)(3)	0.20	6,614
	6/12/2009									18,566	(5)(3)	1.90	8,587
	6/12/2009									79,574	(5)(3)	3.20	32,493
	6/12/2009									26,306	(4)	5.78	2,865
	6/12/2009									10,759	(4)	5.78	1,146
	6/12/2009									11,392	(4)	5.78	1,305
	6/12/2009									13,704	(4)	16.00	1,101
	6/12/2009									4,340	(4)	16.55	347
	6/12/2009									2,855	(4)	16.55	230
	6/12/2009									12,500	(4)	8.95	—
	6/12/2009									12,500	(4)	8.95	1,193
	6/12/2009									60,000	(4)	2.18	5,443
	2/26/2009							12,500					10,875
	6/12/2009							4,096	(5)				8,192
	6/12/2009							1,221,337	(6)				2,295,524

								All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards								Grant Date Fair Value of Stock and Option Awards ($)(2)
												Exercise or Base Price of Option Awards ($/Share)(1)
Officer Name	Grant Date	Threshold ($)	Target ($)	Max ($)	Threshold ($)	Target ($)	Max ($)
Carmen J. Dabiero	2/26/2009	—	71,789	143,578
	6/12/2009									11,931	(5)(3)	0.20	7,820
	6/12/2009									12,297	(4)	5.78	1,339
	6/12/2009									10,475	(4)	5.78	1,209
	6/12/2009									3,227	(4)	5.78	344
	6/12/2009									3,417	(4)	5.78	391
	6/12/2009									2,526	(4)	16.00	203
	6/12/2009									800	(4)	16.55	64
	6/12/2009									526	(4)	16.55	42
	6/12/2009									3,750	(4)	8.95	—
	6/12/2009									3,750	(4)	8.95	358
	6/12/2009									7,500	(4)	2.18	680
	2/26/2009									47,500	(4)	0.87	4,921
	2/26/2009									47,500	(4)	0.87	22,541
	2/26/2009							12,500					10,875
	6/12/2009							4,096	(5)				8,192
	6/12/2009							977,069	(6)				1,836,419
Kenneth L. Walker	2/26/2009	—	89,674	179,348
	6/12/2009									184,601	(3)	0.20	120,986
	6/12/2009									159,148	(3)	1.58	75,660
	6/12/2009									39,787	(3)	1.90	18,403
	6/12/2009									274,692	(4)	5.78	29,915
	6/12/2009									186,752	(4)	5.78	21,558
	6/12/2009									63,571	(4)	16.00	5,109
	6/12/2009									20,130	(4)	16.55	1,609
	6/12/2009									13,245	(4)	16.55	1,068
	6/12/2009									12,500	(4)	8.95	—
	6/12/2009									12,500	(4)	8.95	1,193
	6/12/2009									60,000	(4)	2.18	5,443
	2/26/2009							12,500					10,875
	6/12/2009							4,096	(5)				8,192
	6/12/2009							270,000	(6)				540,000

(1)
The original exercise price of options there were originally granted on or after July 24, 2007 is the closing price of Sealy common stock on the New York Stock Exchange for the original date of the grant. For grants originally made before July 24, 2007 the original option exercise price was the average closing price of the stock over the five days prior to the original grant date. In the modification of grants, which occurred on June 12, 2009 as part of the Company's refinancing, these exercise prices were reduced by 24.6815% from the original exercise prices for these options. As a result, the original exercise prices were reduced to the following revised exercise prices: $0.20 to $0.15; $0.87 to $0.66; $1.58 to $1.19; $1.90 to $1.43; $2.18 to $1.64; $3,20 to 2.41; $5.78 to $4.36; $6.85 to $5.16; $8.95 to $6.74; $12.62 to $9.51; $14.99 to $11.29; $16.00 to $12.05; and $16.55 to $12.47.

(2)
The amounts in this column are calculated using the same valuation methodology we use for financial reporting purposes in accordance with applicable authoritative guidance, formerly SFAS 123(R). The impact of estimated forfeitures related to service-based vesting conditions is not included in this calculation, in accordance with SEC rules. As a result, these amounts do not reflect the amount of compensation actually received by the Named Executive Officer during the fiscal year. The basis and assumptions for the valuation of these options is set out in Footnote 3 to Sealy's Consolidated Financial Statements contained in Sealy's Form 10-K for the fiscal year ended November 30, 2008. The amounts include the value of both the change in the exercise price and also the change in the number of options where applicable.

(3)
The number of these options was increased by 32.7696% in the modification of stock options on June 12, 2009 as part of the Company's refinancing.

(4)
Represents the number of awards modified on June 12, 2009 as part of the Company's refinancing.

(5)
Represents additional restricted stock units granted in the modification of restricted stock units on June 12, 2009 as part of the Company's refinancing.

(6)
Represents the number of fully accreted restricted stock units awarded.

Outstanding Equity Awards at 2009 Fiscal Year End Table

        The following table reflects outstanding vested and unvested stock options held by the Named Executive Officers as of the end of fiscal year 2009.

	Option Awards							Stock Awards
Officer Name	Number of Securities Underlying Options Exercisable (#)	Number of Securities Underlying Options Unexercisable (#)(1)		Equity Incentive Plan Awards: Number of Securities Underlying Unearned Awards (#)		Options Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Yet Vested (#)(2)		Market Value of Shares of Units That Have Not Yet Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested Awards (#)(3)	Equity Incentive Plan Awards: Market or Payout of Unearned Shares, Units or Other Rights That Have Not Yet Vested Awards ($)(2)
Lawrence J. Rogers								291,971	(4)	$741,606
											199,154	$505,851
								4,689,036	(5)	$11,910,151
	198,002	—		—		$0.15	4/6/2014
	160,499	—	(6)	—		$4.36	7/20/2014
	112,329	74,887	(7)	—		$4.36	7/20/2014
	22,732	8,988	(8)	—		$12.05	4/6/2016
	7,198	2,846	(8)	—		$12.47	4/19/2016
	4,736	1,873	(6)	—		$12.47	7/18/2016
	125,436	3,584	(9)	—		$11.29	12/22/2016
	—	97,482	(7)	—		$11.29	12/22/2016
	23,611	18,889	(9)	—		$6.74	3/3/2015
	—	—		42,500	(10)	$6.74	3/3/2015
	75,000	225,000	(11)	—		$5.16	7/22/2015
	41,667	83,333	(12)	—		$1.64	11/23/2015
Jeffrey C. Ackerman											79,662	$202,341
								2,137,339	(5)	$5,428,841
	29,615	64,616		—		$12.05	4/6/2016
	8,606	—	(13)	—		$12.05	4/6/2016
	83,953	27,334	(7)	—		$12.05	4/6/2016
	20,711	4,679	(14)	—		$12.05	4/27/2016
	3,600	1,800	(8)	—		$12.05	7/18/2016
	84,732	2,421	(9)	—		$11.29	12/22/2016
	—	65,848	(7)	—		$11.29	12/22/2016
	22,222	17,778	(9)	—		$6.74	3/3/2015
	—	—		40,000	(10)	$6.74	3/3/2015
	80,000	160,000	(12)	—		$1.64	11/23/2015
G. Michael Hofmann											33,192	$84,308
								1,465,605	(5)	$3,722,637
	203,532	—		—		$1.43	4/6/2014
	101,982	—		—		$4.36	7/20/2014
	100,515	67,011	(7)	—		$4.36	7/20/2014
	19,435	7,684	(8)	—		$12.05	4/6/2016
	6,154	2,434	(8)	—		$12.47	4/19/2016
	4,049	1,601	(6)	—		$12.47	7/18/2016
	11,111	318	(7)	—		$11.29	12/22/2016
	—	8,571	(9)	—		$11.29	12/22/2016
	13,888	11,112	(9)	—		$6.74	3/3/2015
	—	—		25,000	(10)	$6.74	3/3/2015
	40,000	80,000	(12)	—		$1.64	11/23/2015					—
Louis R. Bachicha											16,596	$42,154
								1,221,331	(5)	$3,102,181
	13,398	—				$0.15	4/6/2014
	24,650	—				$1.43	4/6/2014
	105,650	—				$2.41	4/6/2014
	15,783	10,523	(7)			$4.36	7/20/2014
	11,392	—				$4.36	10/6/2014
	5,594	5,165	(7)			$4.36	10/6/2014
	9,821	3,883	(8)			$12.05	4/6/2016
	3,110	1,230	(8)			$12.47	4/19/2016
	2,046	809	(6)			$12.47	7/18/2016
	6,944	5,556	(9)			$6.74	3/3/2015
	—	—		12,500	(10)	$6.74	3/3/2015
	20,000	40,000	(12)			$1.64	11/23/2015

	Option Awards							Stock Awards
Officer Name	Number of Securities Underlying Options Exercisable (#)	Number of Securities Underlying Options Unexercisable (#)(1)		Equity Incentive Plan Awards: Number of Securities Underlying Unearned Awards (#)		Options Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Yet Vested (#)(2)		Market Value of Shares of Units That Have Not Yet Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested Awards (#)(3)	Equity Incentive Plan Awards: Market or Payout of Unearned Shares, Units or Other Rights That Have Not Yet Vested Awards ($)(2)
Carmen J. Dabiero											16,596	$42,154
								977,069	(5)	$2,481,755
	12,500	—				$0.15	4/6/2014
	10,475	—				$4.36	7/20/2014
	7,378	4,919	(7)			$4.36	7/20/2014
	3,417	—	(8)			$4.36	10/6/2014
	1,678	1,549	(7)			$4.36	10/6/2014
	1,810	716	(8)			$12.05	4/6/2016
	573	227	(8)			$12.47	4/19/2016
	376	150	(6)			$12.47	7/18/2016
	2,083	1,667	(9)			$6.74	3/3/2015
	—	—		3,750	(10)	$6.74	3/3/2015
	2,500	5,000	(12)			$1.64	11/23/2015
	—	47,500	(15)			$0.66	2/26/2016
Kenneth L. Walker											16,596	$42,154
								270,000	(5)	$685,800
	245,094	—		—		$0.15	4/6/2016
	211,300	—		—		$1.19	4/6/2016
	52,825	—		—		$1.43	4/6/2016
	186,752	—		—		$4.36	7/20/2014
	164,815	109,877	(7)	—		$4.36	7/20/2014
	45,559	18,012	(8)	—		$12.05	4/6/2016
	14,426	5,704	(8)	—		$12.47	4/19/2016
	9,491	3,754	(6)	—		$12.47	7/18/2016
	6,944	5,556	(9)	—		$6.74	3/3/2015
	—	—		12,500	(10)	$6.74	11/23/2015
	20,000	40,000	(12)	—		$1.64	2/26/2016

(1)
All options set forth in this table have a grant date that is ten years prior to the referenced expiration date, except for grants made with an exercise price of $6.74, $5.16 and $1.64 which have grant dates that are 7 years prior to the referenced expiration date.

(2)
The value of these shares or share units was calculated based on the closing price of the Company's stock at the end of the Company's 2009 fiscal year end.

(3)
These are Performance Restricted Stock Units. They vest if the individual remains an employee of the Company through February 28, 2012. The number of units delivered upon vesting depends on the Company's Adjusted EBITDA performance in fiscal years 2009, 2010 and 2011. One-third of the grant will be paid at vesting if the Company's highest annual Adjusted EBITDA during any of those fiscal years is $157 million, two-thirds will be paid if the highest Adjusted EBITDA is $181 million and the full grant will be paid if the Company's Adjusted EBITDA in any of those fiscal years reaches $200 million.

(4)
Two-thirds of these restricted shares vest if Mr. Rogers remains a Company employee on July 22, 2010 and one-third if he is a Company employee on July 22, 2011. The value of these restricted shares was calculated based on the closing price of the Company's stock at the end of the Company's 2009 fiscal year end.

(5)
These numbers reflect the number of shares assuming that the grant fully accretes.

(6)
Options vested 5% on date of grant; remainder vest ratably over 57 months.

(7)
Unvested options vest on eighth anniversary of their grant, if grantee is continuously employed by Sealy, its subsidiaries or its affiliates.

(8)
Options vest in equal monthly installments over the 60 months from grant date.

(9)
Options vest in equal monthly installments over the 36 months from grant date.

(10)
These options vest if the Company achieves Adjusted EBITDA of $270.0 million in fiscal year 2010 and if the option holder is employed through the end of fiscal year 2010 by the company, its subsidiaries or its affiliates.

(11)
Options vested 25% on each of the first four anniversaries of the grant date.

(12)
Options vested 1/3rd on each of the first three anniversaries of the grant date.

(13)
Options vest in equal monthly installments over the 57 months from grant date.

(14)
Options vested 25% on the grant date and the remainder vest in equal monthly installments over the 57 months from grant date.

(15)
Options vest 9/33rds on November 30, 2009, 12/33rds on November 30, 2010 and 12/33rds on November 30, 2011, if grantee is continuously employed by Sealy, its subsidiaries or its affiliates through such date.

 Option Exercises and Stock Vested in Fiscal Year 2009 Table

        The following table reflects information regarding stock option exercises by the Named Executive Officers during fiscal year 2009 and the fact that the Named Executive Officers have no restricted stock or RSU awards that vested in fiscal year 2009.

	Option Awards		Stock Awards
Officer Name	Number of Shares Acquired Upon Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired Upon Vesting (#)	Value of Shares Realized Upon Vesting ($)
Lawrence J. Rogers	—	—	—	—
Jeffrey C. Ackerman	—	—	—	—
G. Michael Hofmann	—	—	—	—
Louis R. Bachicha	—	—	—	—
Carmen J. Dabiero	3,341	$7,150	—	—
Kenneth L. Walker	—	—	—	—

Pension Benefits Table

        No table is included for defined benefit pension or similar plans, since none of the Named Executive Officers are covered by such a plan.

Nonqualified Deferred Compensation for Fiscal Year 2009 Table

        The following table reflects contributions, earnings, withdrawals and end-of-year balances under nonqualified deferred compensations plans. The applicable plan is the Sealy Benefit Equalization Plan, which is more fully described under "Executive Benefits and Perquisites" above.

Name	Executive Contributions In Last FY ($)(1)	Registrant Contributions In Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Lawrence J. Rogers	$0	$9,100	$1,430	$0	$85,817
Jeffrey C. Ackerman	$0	$9,100	$1,134	$0	$13,054
G. Michael Hofmann	$0	$4,900	$2,071	$0	$19,909
Louis R. Bachicha	$0	$2,100	$0	$0	$2,100
Carmen J. Dabiero	$0	$0	$0	$0	$0
Kenneth L. Walker	$0	$1,357	$5,925	$0	$22,979

(1)
Executives have no ability to elect to defer any amounts under this program. The only amounts contributed are from the Company under the Sealy Benefit Equalization Plan.

(2)
Represents Registrant Contribution for the 2009 Plan Year to be allocated to executive's accounts in 2010. The amounts in this column are included in the "All Other Compensation" column for 2009 in the "Summary Compensation Table" above. In 2009 the following amounts were allocated to the accounts of the Named Executive Officers for the 2008 Plan Year: Mr. Rogers—$7,000; Mr. Ackerman—$4,693; Mr. Hofmann—$3,678; Mr. Bachicha—$0; Mr. Dabiero—$ 0; and Mr. Walker—$1,357. Those amounts are included in the "All Other Compensation" column for 2008 in the "Summary Compensation Table" above.

Potential Payments upon Termination or Change in Control

        Termination Without Cause or Resignation For Good Reason.    Each of our Named Executive Officers has an employment agreement with a perpetual one-year term, except for the Chief Executive Officer whose agreement has a perpetual two-year term. The employment agreements specify minimum salaries and annual bonus opportunities. For purposes of the employment agreements the following result in "Cause" or "Good Reason":

        "Cause" exists if the employee:

  •
  Commits a felony;

  •
  Materially breaches or defaults on the employment agreement; or

  •
  Either grossly negligently or willfully causes material economic harm to Sealy or materially adversely effects Sealy's operations, property or business.

        "Good Reason" exists if any of the following occurs:

  •
  Material reduction in the employee's salary or target annual bonus percentage or maximum annual bonus percentage applicable to the employee under the Bonus Plan;

  •
  Material reduction in the employee's position, authority or office;

  •
  Material reduction in the employee's responsibilities or duties;

  •
  Material adverse change in the employee's benefits;

  •
  Requiring a relocation of the employee's principal place of work to a place which reasonably would necessitate the relocation of the employee's principal residence;

  •
  Material breach of the employment agreement by Sealy; or

  •
  If a purchaser of substantially all of Sealy's assets does not assume the employment agreement.

        The timing and benefits provided by the employment agreement differ based on the reason for the termination as follows:

  •
  Termination by Sealy for "Cause" or upon employee's death or permanent disability

  •
  Immediate termination

  •
  No benefit under employment agreement

  •
  Resignation by the employee "Without Good Reason"

  •
  Thirty day prior notice of resignation

  •
  No benefit under employment agreement

  •
  Resignation by the employee for "Good Reason"

  •
  Immediate Notice

  •
  Benefits under employment agreement described below

  •
  Termination by Sealy "Without" Cause

  •
  Thirty days prior notice of termination

  •
  Benefits under employment agreement described below

        In the event of a resignation for "Good Reason" or a termination "Without" Cause involving an employee with an employment agreement, the employee will be entitled for one year thereafter (two years in the case of Mr. Rogers) to:

  •
  Continue to receive his annual base salary (at the highest rate in effect during the past year);

  •
  Participate in our annual bonus plan provided that Sealy shall pay:

  •
  A pro-rata portion of the employee's bonus for the year of termination, and

  •
  The employee's applicable target annual bonus for the remainder of the employment term

  •
  Receive benefits, including medical, dental and life insurance which would otherwise be available to him during his employment; and

  •
  Receive up to one year of outplacement services from a nationally recognized executive outplacement firm (except Mr. Rogers).

        Under his employment agreement, Mr. Walker would receive his salary and bonus continuation in a lump sum payable within thirty days of his termination of employment with Sealy. Mr. Rogers gave up his lump sum rights when he became our Chief Executive Officer. None of our other current employment contracts provide for a lump sum payment instead of salary and bonus continuation.

        These agreements also contain confidentiality and non-competition covenants and other terms and conditions customary to executive employment agreements.

        The following table provides the value of the benefits each of the Named Executive Officers would have received if their employment had been terminated on the last day of fiscal year 2009 and such termination was either a termination by Sealy "Without" Cause or a resignation by the employee "For" Good Reason. The actual amount of termination benefits can only be determined at the time of the executive's separation from Sealy. Further, the Compensation Committee retains discretion to provide additional benefits to senior executives upon termination or resignation if it determines the circumstances so warrant.

TERMINATION WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON

	Rogers	Ackerman	Hofmann	Bachicha	Dabiero	Walker
Salary Continuation	$1,400,000	$360,000	$300,000	$300,000	$215,000	$256,212
Bonus	$1,400,000	$198,000	$105,000	$105,000	$75,250	$89,674
Earned Vacation	$26,923	$20,769	$18,462	$15,577	$9,923	$10,840

TOTAL CASH	$2,826,923	$578,769	$423,462	$420,577	$300,173	$356,726
Health Coverage	$13,800	$6,900	$6,900	$6,900	$6,900	$6,900
Life Insurance	$2,640	$713	$594	$594	$426	$508
Disability Insurance	$1,904	$0	$0	$0	$0	$717
Outplacement	$40,000	$8,500	$8,500	$8,500	$8,500	$8,500
TOTAL BENEFITS	$58,344	$16,113	$15,994	$15,994	$15,826	$16,625

TOTAL	$2,885,267	$594,882	$439,456	$436,571	$315,999	$373,351

        Termination Resulting from Death or Permanent Disability.    In the event of a termination of an employee's employment by reason of death or permanent disability, all of the employee's unvested Sealy stock options will become immediately exercisable. The following table quantifies for each of the Named Executive Officers the value of his unvested stock options and RSUs that would have vested if his employment had terminated on the last day of fiscal year 2009 as a result of his death or permanent disability. The amounts for acceleration of stock options are based on the difference between the vesting options' exercise price and the closing share price for Sealy shares at the end of fiscal year 2009.

TERMINATION RESULTING FROM DEATH OR PERMANENT DISABILITY

	Rogers	Ackerman	Hofmann	Bachicha	Dabiero	Walker
Value of Accelerated Option Vesting(1)	$75,000	$144,000	$72,000	$36,000	$93,800	$36,000
Value of Accelerated Restricted Stock and Units Vesting(1)	$11,779,991	$4,810,325	$3,244,068	$2,675,287	$2,148,661	$700,437
Value of all Accelerated Options, Restricted Stock and Units Vesting(1)	$11,854,991	$4,954,325	$3,316,068	$2,711,287	$2,242,461	$736,437

(1)
Based on the fiscal 2009 year-end NYSE closing price for Sealy shares of $2.54 per share.

        Change in Control Benefits.    Under Sealy's stock option grant, restricted stock unit grant and restricted stock grant agreements, upon a change in control at Sealy all unvested time-based stock options and RSUs will fully vest and unvested performance-based options and RSUs will fully vest if certain Sealy performance targets have been achieved by Sealy or a certain predetermined level of return has been achieved by Sealy's major shareholder ("KKR"). Those option agreements define a change of control of Sealy as (i) a sale resulting in more than 50% of the voting stock of the Sealy being held by a person or group that does not include KKR or its affiliates; (ii) the sale of all or substantially all of the assets of Sealy to an entity unrelated to KKR ("Unaffiliated Entity"); or (iii) a merger, consolidation, recapitalization or reorganization of Sealy with or into an Unaffiliated Entity; in each case if and only if as the result of any of the foregoing events KKR loses the ability without the approval of the Unaffiliated Entity, to elect a majority of the Board (or the board of directors of the resulting entity or its parent company). The single trigger for option vesting upon a change in control has been an element of Sealy's employee stock option agreements for many years. KKR still holds over 49% of the Company's Common Stock. These options were granted at a time that the Company was a controlled company. The Company was a controlled company for many years and the trigger is consistent with the trigger for payments included in the stock option plans of many other controlled companies, including companies controlled by KKR. We believe that reasonable change in control benefits are appropriate to protect an employee against some circumstances over which he or she does not have control and as consideration for the promises of non-competition, non-solicitation and non-interference that we require in our employment agreements. Furthermore, we believe change in control severance payments align employee and shareholder interests by enabling employees to evaluate a transaction in the best interest of our shareholders and our constituents without undue concern over whether the transaction may jeopardize the employee's own employment. The following table quantifies for each of the Named Executive Officers the value of his unvested stock options that would have vested if such a change in control had occurred on the last day of fiscal year 2009. These amounts are based on the difference between the vesting stock options' exercise price and the closing share price for Sealy shares at the end of fiscal year 2009. This table also assumes that KKR's level of return to fully vest the performance options would have been achieved in the change in control.

BENEFITS TRIGGERED BY A CHANGE IN CONTROL

	Rogers	Ackerman	Hofmann	Bachicha	Dabiero	Walker
Value of Accelerated Time Option Vesting(1)	$75,000	$144,000	$72,000	$36,000	$93,800	$36,000
Value of Accelerated Performance Option Vesting(1)	—	—	—	—	—	—
Value of Accelerated Restricted Stock and RSU Vesting(1)	$11,779,991	$4,810,325	$3,244,068	$2,675,287	$2,148,661	$700,437
Value of all Accelerated Options, Restricted Stock and RSU Vesting(1)	$11,854,991	$4,954,325	$3,316,068	$2,711,287	$2,242,461	$736,437

(1)
Based on the fiscal 2009 year-end NYSE closing price for Sealy shares of $2.54 per share.

BENEFICIAL OWNERSHIP OF COMMON STOCK

        The following table provides information regarding the beneficial ownership of our common stock as of February 26, 2010 by:

  •
  each person who is known by us to beneficially own more than 5% of each class of our common stock;

  •
  our Named Executive Officers;

  •
  each of our directors; and

  •
  all directors and executive officers as a group.

        A person is a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of the security, or "investment power," which includes the power to dispose of or to direct the disposition of the security. Unless otherwise noted in the footnotes to the following table, the persons named in the table have sole voting and investment power with respect to their beneficially owned common stock. A person is also deemed to be a beneficial owner of any securities that person has a right to acquire within 60 days. The percentage of outstanding shares is based on the shares of common stock outstanding as of February 26, 2010. Shares subject to option grants that have vested or will vest within 60 days are deemed outstanding for calculating the percentage ownership of the person holding the options, but are not deemed outstanding for calculating the percentage ownership of any other person. In addition, shares of our common stock underlying our convertible notes that are convertible within 60 days are deemed outstanding for calculating the percentage ownership of the person holding the convertible notes that are convertible into shares of our common stock, but are not deemed outstanding for calculating the percentage ownership of any other person. Unless otherwise indicated, the address of each person named in the table below is c/o Sealy Corporation, One Office Parkway Trinity, North Carolina 27370.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Name of Beneficial Owner	Beneficial Ownership of Common Shares		Shares from Options Exercisable & Notes Convertible within 60 days(1)	Percent of Class
5% Stockholder
KKR Millennium GP LLC(2)	46,625,921		97,601,660	73.8%
Franklin Resources, Inc.(3)	7,884,645		—	8.1%
T. Rowe Price Associates, Inc.(4)	460,300		6,066,710	6.3%
Directors and Executive Officers			—
Brian F. Carroll(2)(5)	46,625,921		97,764,316	73.9%
James W. Johnston(5)	5,198		30,842	*
Matthew W. King	—		—
Gary E. Morin	5,000		30,426	*
Dean B. Nelson(2)(5)	46,625,921		97,742,242	73.9%
Paul J. Norris(5)	—		132,704	*
Richard W. Roedel(5)	—		20,000	*
Jeffrey C. Ackerman	7,250		368,430	*
Louis R. Bachicha	3,171		228,183	*
Carmen J. Dabiero	577		56,587	*
G. Michael Hofmann	13,643		535,177	*
Lawrence J. Rogers	291,971	(6)	784,728	1.1%
Kenneth L. Walker	21,017		1,009,037	1.0%
All directors and executive officers as a group (13 persons)(6)	46,668,551		103,879,384	76.1%

*
Less than 1%.

(1)
A combination of shares of our common stock underlying stock options held by these individuals that are exercisable within 60 days of February 26, 2010 and shares of our common stock underlying our Convertible Notes held by these individuals that are convertible within 60 days of February 26, 2010. Shares of stock underlying stock options exercisable within 60 days included above are as follows: Mr. Johnston—20,000, Mr. Morin—20,000, Mr. Roedel—20,000, Mr. Ackerman—353,298, Mr. Bachicha—221,865, Mr. Dabiero—56,587, Mr. Hofmann—507,903, Mr. Rogers—784,728, Mr. Walker—967,021, and all directors and executive officers as a group—1,976,762. Shares of stock underlying Convertible Notes included above are as follows: KKR Millennium GP LLC—97,601,660, T. Rowe Price Associates, Inc.—6,066,710, Mr. Carroll—97,764,316, Mr. Johnston—10,842, Mr. Morin—10,426, Mr. Nelson—97,734,364, Mr. Ackerman—15,132, Mr. Bachicha—6,318, Mr. Hofmann—27,274, Mr. Walker—43,016, and all directors and executive officers as a group 98,108,712.

(2)
Based solely on a Schedule 13D filed on October 13, 2009 by this beneficial owner, shares shown as beneficially owned, reflect shares of common stock owned of record by Sealy Holding LLC., which is owned by KKR Millennium Fund L.P. As well as the shares of common stock which are subject to issuance upon conversion of the Convertible Notes that it holds. Each of KKR Millennium GP LLC is the general partner of KKR Associates Millennium L.P., which is the general partner of the KKR Millennium Fund L.P., Fund Holdings, Fund Holdings GP, Group Holdings, KKR & Co., KKR Management and Henry R. Kravis and George R. Roberts may be deemed to have or share beneficial ownership of the shares of Common Stock beneficial owned by Sealy Holding LLC. KKR Partners, III, L.P. is also a member of Sealy Holding LLC. The address of KKR Millennium GP LLC and each individual listed above is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, New York 10019.

(3)
Based solely on a Schedule 13G filed on February 9, 2010 by this beneficial owner, shares shown as beneficially owned by Franklin Templeton Investment Corp., a Canadian corporation, reflect shares of common stock owned by it over which holds sole power to vote and sole power to dispose; Franklin Resources Inc., a Delaware corporation, which serves as an investment manager for Franklin Templeton Investment Corp., as well as Charles B. Johnson and Rupert H. Johnson, Jr., who are the principal shareholders of Franklin Resources Inc., may each be deemed to share beneficial ownership of any shares beneficially owned by Franklin Templeton Investment Corp, but each disclaims such beneficial ownership. The address for Franklin Templeton Investment Corp. is 200 King street West, Suite 1500, Toronto, Ontario, Canada M5H3T4, and the address for Franklin Resources Inc. and Messrs. Johnson and Johnson is One Franklin Parkway, San Mateo, California 94403-1906.

(4)
This information is based on the Schedule 13G filed on February 11, 2010 by the beneficial owner and on information provided to Sealy by this beneficial holder. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

(5)
Sealy non-employee directors on March 1, 2009 held a total of 157,013 Sealy share units as a result of deferring all or a portion of their director fees under the Sealy Director's Deferred Compensation Plan. The growth of these units is tied directly to the growth in value of Sealy's shares. After a director leaves Sealy's board of directors, these units may ultimately be paid at the Company's election in Sealy shares or the then cash equivalent thereof. As of February 26, 2010, the following directors held the indicated number of Sealy share units: Mr. Carroll—64,488; Mr. Johnston—28,943; Mr. King—2,809; Mr. Nelson—56,698; Mr. Norris—49,221; and Mr. Roedel—73,033.

(6)
Includes 291,971 restricted shares granted to Mr. Rogers in July 2008.

(7)
Sealy's executive officers as of February 26, 2010 consisted of Messrs. Rogers, Ackerman, Hofmann, Bachicha, Dabiero, Murray and Ms. Allen.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our executive officers and directors and persons who beneficially own more than 10% of our outstanding common stock to file reports of beneficial ownership with the SEC and to furnish us with copies of the reports. Based solely on a review of Forms 3, 4 and 5 and amendments thereto furnished to us during our fiscal year ended November 29, 2009, the following individuals failed to file on a timely basis reports required by Section 16(a) of the Exchange Act were Messrs. Walker, Ackerman, Bachicha, Dabiero, Hofmann, Rogers, Johnston, Morin and Roedel each filed in August 2009 a Form 4 relating to modifications stock option and restricted stock unit grants that were made in June 2009 as part of the Company's refinancing.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

        During fiscal 2009, the Company incurred costs for consulting services rendered by KKR (who controlled approximately 49.2% of our issued and outstanding common stock at November 29, 2009)

and Capstone Consulting LLC (a consulting company that works exclusively with KKR's portfolio companies) of $2.9 million. The Company was also billed $0.3 million for executive search costs incurred by KKR on the Company's behalf for fiscal 2009. During the third quarter of fiscal 2009, the Company entered into a lease arrangement with a KKR affiliate for the Clarion facility for a six month initial term with two six month renewal options available. The Company has received lease income on this property of an insignificant amount during fiscal 2009.

        In connection with the Company's refinancing in 2009, the Company entered into an agreement with Sealy Holding, LLC, a company through which KKR's ownership in us is held (the "Purchaser"), whereby the Purchaser provided $177.1 million in cash to support its obligation to exercise its rights under the rights offering made to all common stockholders as well as an oversubscription for those rights that were not exercised by other common shareholders. Until the conclusion of the rights offering period, the $177.1 million bore interest at a rate of LIBOR plus 3.0%. At the expiration of the rights offering period, the Company repaid the Purchaser $83.3 million which represented the proceeds obtained from the subscription to the Convertible Notes by other shareholders. Convertible Notes were issued to the Purchaser in an aggregate amount of $93.8 million. Interest paid to the Purchaser on the $177.1 million related party loan outstanding during the rights period was $0.7 million. As consideration for the forward purchase, the Company paid the Purchaser $1.0 million which has been deferred as debt issuance costs which will be amortized as a component of interest expense.

        KKR Financial LLC, an affiliate of KKR, also participated in the Senior Notes that were issued in connection with the Refinancing. As part of the offering, KKR Financial LLC purchased $53.0 million principal amount of the outstanding Senior Notes. Interest expense of $2.9 million has been recorded related to KKR Financial LLC's portion of the outstanding Senior Notes. At November 29, 2009, $2.2 million of this amount has been paid and $0.7 million remains accrued.

        During fiscal 2009, the Company's joint ventures paid to the Company license fees of an insignificant amount and a dividend of $1.0 million.

Review and Approval of Related Party Transactions

        Our Audit Committee reviews and approves all related party transactions.

OTHER MATTERS

Householding of Annual Meeting Materials

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of our proxy statement and annual report may have been sent to multiple stockholders in your household unless contrary instructions have been received by such stockholders. If at any time, you would like to receive a separate proxy statement and annual report, we will promptly deliver a separate copy of either document to you upon written or oral request to: Corporate Secretary, Sealy Corporation, One Office Parkway, Trinity, North Carolina 27370, telephone: (336) 861-3500. If you want to receive separate copies of the proxy statement or annual report in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.sealy.com) and click on "Investor Relations" under the "About Sealy" heading. Copies of our Annual Report on Form 10-K for the year ended November 29, 2009, including financial statements and schedules thereto, filed with the SEC are also available without charge to stockholders upon written request addressed to: Corporate Secretary, Sealy Corporation, One Office Parkway, Trinity, North Carolina 27370.

********************

        It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. YOU, THEREFORE, ARE URGED TO EXECUTE PROMPTLY AND RETURN THE ACCOMPANYING PROXY IN THE ENVELOPE THAT HAS BEEN ENCLOSED FOR YOUR CONVENIENCE. Stockholders who are present at the Annual Meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

By order of the board of directors

Michael Q. Murray
Senior Vice President, General Counsel & Secretary

March 5, 2010
Trinity, North Carolina

 APPENDIX A

THE AMENDED AND RESTATED
SEALY CORPORATION BONUS PLAN

        Sealy Corporation (the "Company") hereby adopts the Amended and Restated Sealy Corporation Bonus Plan, as it may be amended from time to time (the "Plan") for the benefit of certain employees and subject to the terms and provisions set forth below.

1.     Purpose of the Plan

The Plan is intended to: (i) attract and retain employees in key positions of the Company and any other Service Recipient (as defined below) (collectively, the "Sealy Group"); (ii) motivate Participants (as defined below) toward achieving the Company's objectives; and (iii) reward Participants for their contributions to the success of the Sealy Group.

2.     Definitions

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

        (a)   "Board" shall mean the Board of Directors of the Company.

        (b)   "Code" shall mean the Internal Revenue Code of 1986, as amended, or any successor thereto.

        (c)   "Committee" shall mean the Compensation Committee of the Board (or a subcommittee thereof), which Committee shall, to the extent an award granted hereunder is intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code, be constituted of at least two members who satisfy the definition of "outside director" within the meaning of Section 162(m) of the Code.

        (d)   "Covered Employee" shall have the meaning set forth in Section 162(m) of the Code.

        (e)   "Disability" shall mean either a disability under the Social Security Act or under the long term disability program provided by the Company.

        (f)    "Participant" shall mean each exempt salaried employee of the Sealy Group whom the Committee designates as a participant under the Plan in accordance with Section 4 of the Plan.

        (g)   "Performance Period" shall mean each fiscal year or multi-year cycle, as determined by the Committee.

        (h)   "Retirement" shall mean, unless otherwise agreed by the Company (or any member of the Sealy Group) in a written employment agreement or employment letter with such Participant, the Participant's retirement from the Company or any other member of the Sealy Group meeting either of the following criteria: (a) the Participant is at least 65 years of age or (b) the Participant is at least 62 years of age with at least 10 years of service with the Sealy Group.

        (i)    "Section 162(m) of the Code" shall mean Section 162(m) of the Code and the regulations, guidance and pronouncements promulgated thereunder.

        (j)    "Section 409A of the Code" shall mean Section 409A of the Code and the rules, regulations, guidance and pronouncements promulgated thereunder.

        (k)   "Service Recipient" shall mean the Company, any of its subsidiaries, or any of its affiliates that satisfies the definition of "service recipient" within the meaning of Treasury Regulation Section 1.409A-1 (or any successor regulation), with respect to which the person is a "service provider" (within the meaning of Treasury Regulation Section 1.409A-1 (or any successor regulation).

        (l)    "Share" shall mean a share of Class A common stock, par value $0.01 per share, of the Company, which may be authorized but unissued, or issued and reacquired.

3.     Administration

        (a)   The Plan shall be administered, operated and interpreted by the Committee, to the extent reasonably possible, in a manner which would be expected to cause any award intended to be qualified as performance-based compensation under Section 162(m) of the Code to so qualify. The Committee shall establish the performance objectives for any Performance Period in accordance with Section 5 and certify whether and to what extent such performance objectives have been obtained. Any determination made by the Committee under the Plan shall be final, conclusive and binding on any member of the Sealy Group, any Participant and any other person dealing with the Plan.

        (b)   The Committee may employ such legal counsel, consultants and agents (including counsel or agents who are employees of a member of the Sealy Group) as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel, consultant or agent and any computation received from such consultant or agent. All expenses incurred in the administration of the Plan, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Company. No member or former member of the Board or the Committee shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan other than as a result of such individual's willful misconduct.

        (c)   The Committee may delegate its authority under this Plan; provided that, the Committee shall in no event delegate its authority with respect to the compensation of the Chief Executive Officer of the Company, the four most highly compensated executive officers, or such other Covered Employees of the Company as may be determined under Section 162(m) of the Code, or any other individual whose compensation the Board or Committee reasonably believes may become subject to Section 162(m) of the Code.

4.     Participation

Participants in the Plan are selected during each Performance Period by the Committee from exempt salaried employees of the Sealy Group. Participants are assigned to a bonus group (each, a "Group") at the sole discretion of the Committee, with groupings generally as follows:

Group 8:	Selected Senior Company Executives
Group 7:	Senior Company Executives
Group 6:	Corporate and Regional Sales & Operations Vice Presidents
Group 5:	Other Senior Management
Group 4:	Plant Managers, Sales Managers
Group 3:	Other Middle Management
Group 2:	Senior Professionals and Plant Supervisors
Group 1:	Selected Exempt Employees

        Non-exempt employees (i.e., employees eligible for overtime) and sales representatives of the Sealy Group shall not be eligible to participate in the Plan. Participants may be added or have their Group changed during a Performance Period on a pro-rated basis at the discretion of the Committee.

5.     Bonuses

        (a)    Performance Criteria.    No later than 90 days after each Performance Period begins (or such other date as may be required or permitted under Section 162(m) of the Code), the Committee shall establish the performance objective or objectives that must be satisfied in order for a Participant to receive a bonus for each such Performance Period. Any such performance objectives will be based upon the relative or comparative achievement of one or more of the following criteria, as determined by the Committee: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per Share; (v) book value per Share; (vi) return on shareholders' equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow; (xvii) working capital; (xviii) return on assets; (xix) total shareholder return; (xx) enterprise value; (xxi) total business return; (xxii) return on invested capital; and (xxiii) return on investment. The foregoing criteria may relate to the Company, one or more of the members of the Sealy Group or one or more of their respective divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine.

        The performance objective(s) established by the Committee will be established at the following achievement levels:

  (i)
  Maximum shall be the goal assigned to each performance objective that provides a bonus payment of two (2) times the target payment amount;

  (ii)
  Target shall be the is goal assigned to each performance objective that provides a bonus payment at the target payment level; and

  (iii)
  Minimum shall be the goal assigned to each performance objective that must be achieved prior to any bonus payment.

        The Committee may adjust, upward or downward, the performance objective(s) in respect of a given Performance Period to reflect:

  (i)
  "Extraordinary Items" as defined by Accounting Principles Board Opinion No. 30;

  (ii)
  Any financial impact of new accounting pronouncements; and

  (iii)
  Any other items approved by the Board or the Committee;

provided, that such adjustments may only apply with respect to bonuses payable to Covered Employees to the extent permitted by Section 162(m) of the Code, to the extent that such bonuses are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code.

        (b)    Target Incentive Bonuses.    No later than 90 days after each Performance Period begins (or such other date as may be required or permitted under Section 162(m) of the Code), the Committee shall establish target incentive bonuses for each individual Participant. Unless otherwise determined by the Committee in its sole and absolute discretion, the percentage of a Participant's annual rate of base salary to be used in the bonus award calculation for each Group shall increase from zero to a stated maximum as performance exceeds the minimum goal according to the following schedule of bonus awards:

GROUP	MINIMUM	TARGET	MAXIMUM
8	(as determined by the Committee for each participant)
7	0%	35%	70%
6	0%	30%	60%
5	0%	25%	50%
4	0%	20%	40%
3	0%	15%	30%
2	0%	10%	20%
1	0%	5%	10%

Subject to Sections 5(e)–5(i) below and unless otherwise determined by the Committee in its sole discretion, bonus awards under the Plan will be calculated as a percentage of a Participant's weighted average annual rate of base salary in effect for the Performance Period for which a bonus is payable.

        (c)    Maximum Amount Payable.    The Committee shall (x) determine, as soon as practicable after the applicable Performance Period ends but in no event later than February 25th of the year immediately following the fiscal year in respect of which bonuses under the Plan may be payable, (i) whether and to what extent any of the performance objectives established for the relevant Performance Period under Section 5(a) have been satisfied and (ii) for each Participant who is employed by a member of the Sealy Group through the last day of the applicable Performance Period, except as otherwise provided for herein, the actual bonus to which such Participant shall be entitled, taking into consideration the extent to which the performance objectives have been met, and (y) cause such bonus to be paid to such Participant in accordance with Section 6. Any provision of this Plan notwithstanding, in no event shall any Participant receive a bonus under this Plan in respect of any fiscal year of the Company in excess of $2.5 million.

        (d)    Negative Discretion.    Notwithstanding anything else contained in Section 5(c) to the contrary, the Committee shall have the right, in its absolute discretion, (i) to reduce or eliminate the amount otherwise payable to any Participant under Section 5(c) based on individual performance or any other factors that the Committee, in its discretion, shall deem appropriate and (ii) to establish rules or procedures that have the effect of limiting the amount payable to each Participant to an amount that is less than the maximum amount otherwise authorized under Section 5(c).

        (e)    Death/Disability/Retirement.    To the extent permitted under Section 162(m) of the Code if an award granted hereunder is intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code, if a Participant dies or terminates employment due to Disability or Retirement, in each case, prior to the last day of a Performance Period for which a bonus is payable hereunder, such Participant may receive an annual bonus equal to the bonus otherwise payable to such Participant based upon actual Company performance for the applicable Performance Period, multiplied by a fraction, the numerator of which is the number of days that have elapsed during the Performance Period in which the Participant's death or termination due to Disability or Retirement occurs prior to and including the date of the Participant's death or termination due to Disability or Retirement and the denominator of which is the total number of days in the Performance Period. In addition, if such an event occurs in the calendar year in which the Performance Period begins, the foregoing pro-ration shall be calculated using the Participant's weighted average annual rate of base salary in effect for the fiscal year in which such termination occurs and applying the target percentage (i.e., Minimum, Target or Maximum) applicable based upon the Company's actual performance for the applicable Performance Period.

        (f)    Other Termination of Employment.    Unless otherwise determined by the Committee and except as may otherwise be provided in Section 5(e) above, no bonuses shall be payable under this Plan to any Participant whose employment terminates prior to the end of the applicable Performance Period.

        (g)    Partial Performance Period.    To the extent permitted under Section 162(m) of the Code if an award granted hereunder is intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code, if a Participant is hired or rehired by a member of the Sealy Group after the beginning of a Performance Period, but prior to November 1 during such Performance Period for which a bonus is payable hereunder, such Participant may receive an annual bonus equal to the bonus otherwise payable to such Participant based upon actual Company performance for the applicable Performance Period, multiplied by a fraction, the numerator of which is the number of days of active employment with the Sealy Group during the Performance Period and the denominator of which is the total number of days in the Performance Period.

        (h)    Leave of Absence.    To the extent permitted under Section 162(m) of the Code if an award granted hereunder is intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code, if a Participant experiences a period of unpaid leave of absence (whether by layoff, workers compensation leave or other leave of absence) for a continuous period of 30 days or more during a Performance Period for which a bonus is payable hereunder, such Participant may receive an annual bonus equal to the bonus otherwise payable to such Participant based upon actual Company performance for the applicable Performance Period, multiplied by a fraction, the numerator of which is the number of days of active employment with the Sealy Group during the Performance Period and the denominator of which is the total number of days in the Performance Period.

        (i)    Transfers of Employment.    To the extent permitted under Section 162(m) of the Code if an award granted hereunder is intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code, a Participant who is hired, transferred or promoted during a Performance Period for which a bonus is payable hereunder, will receive a pro-rated bonus based upon the number of days worked in each position during the Performance Period and at each location/segment and in each Group. Hires, transfers or promotions which occur after October 31 of a Performance Period shall not take effect for bonus purposes until the next Performance Period, if any.

6.     Payment

        (a)    In General.    Except as otherwise provided hereunder, payment of any bonus amount determined under Section 5 shall be made to each Participant on February 25th of the year immediately following the fiscal year in respect of which the applicable bonuses are payable, after the Committee certifies that one or more of the applicable performance objectives have been attained or, in the case of any bonus payable under the provisions of Section 5(d), after the Committee determines the amount of any such bonus; provided, however, that in any event all payments made hereunder shall be in accordance with the requirements of Section 409A of the Code.

        (b)    Form of Payment.    All bonuses payable under this Plan shall be payable in a cash lump sum payment, unless otherwise provided by the Committee.

7.     General Provisions

        (a)    Effectiveness of the Plan.    The Plan shall become effective on the date on which it is adopted by the Board, subject to the approval of the shareholders of the Company. The Plan shall remain in effect until such time as it is terminated by the Board or the Committee.

        (b)    Amendment and Termination.    The Board or the Committee may at any time amend, suspend, discontinue or terminate the Plan; provided, however, no such action shall be effective without approval by the shareholders of the Company to the extent necessary to continue to qualify the amounts payable hereunder to Covered Employees as under Section 162(m) of the Code, if such amounts are otherwise intended by the Committee to be so qualified.

        (c)    Designation of Beneficiary.    Each Participant may designate a beneficiary or beneficiaries (which beneficiary may be an entity other than a natural person) to receive any payments which may be made following the Participant's death. Such designation may be changed or canceled at any time without the consent of any such beneficiary. Any such designation, change or cancellation must be made in a form approved by the Committee and shall not be effective until received by the Committee. If no beneficiary has been named, or the designated beneficiary or beneficiaries shall have predeceased the Participant, the beneficiary shall be the Participant's spouse or, if no spouse survives the Participant, the Participant's estate. If a Participant designates more than one beneficiary, the rights of such beneficiaries shall be payable in equal shares, unless the Participant has designated otherwise.

        (d)    No Right to Continued Employment or Awards.    Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of any member of the Sealy Group. No Participant shall have any claim to be granted any award, and there is no obligation for uniformity of treatment of Participants or beneficiaries. The terms and conditions of awards and the Committee's determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not the Participants are similarly situated).

        (e)    No Limitation on Corporate Actions.    Nothing contained in the Plan shall be construed to prevent any member of the Sealy Group from taking any corporate action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on any awards made under the Plan. No employee, beneficiary or other person shall have any claim against any member of the Sealy Group as a result of any such action.

        (f)    Nonalienation of Benefits.    Except as expressly provided herein, no Participant or beneficiary shall have the power or right to transfer, anticipate, or otherwise encumber the Participant's interest under the Plan. The Company's obligations under this Plan are not assignable or transferable except to (i) a corporation which acquires all or substantially all of the Company's assets or (ii) any corporation into which the Company may be merged or consolidated. The provisions of the Plan shall inure to the benefit of each Participant and the Participant's beneficiaries, heirs, executors, administrators or successors in interest.

        (g)    Withholding.    A Participant may be required to pay to a member of the Sealy Group and each member of the Sealy Group shall have the right and is hereby authorized to withhold from any payment due under this Plan or from any compensation or other amount owing to the Participant, applicable withholding taxes with respect to any payment under this Plan and to take such action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding taxes.

        (h)    Severability.    If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

        (i)    Governing Law.    The Plan shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws.

        (j)    Headings.    Headings are inserted in this Plan for convenience of reference only and are to be ignored in a construction of the provisions of the Plan.

        (k)    Compliance with Section 409A of the Code.    The Plan is intended to comply with Section 409A of the Code and will be interpreted in a manner intended to comply with Section 409A of the Code. Notwithstanding anything herein to the contrary, if at the time of the Participant's termination of employment with any Service Recipient the Participant is a "specified employee" as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of service is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Participant) to the minimum extent necessary to satisfy Section 409A of the Code until the date that is six months and one day following the Participant's termination of employment with all Service Recipients (or the earliest date as is permitted under Section 409A of the Code), if such payment or benefit is payable upon a termination of employment. Each payment made under the Plan shall be designated as a "separate payment" within the meaning of Section 409A of the Code.

        Adopted by the Board on March 1, 2010

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 6:00 a.m., Eastern Time, on April 14, 2010.

Vote by Internet
• Log on to the Internet and go to
www.investorvote.com/ZZ
• Follow the steps outlined on the secured website.

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card	1234 5678 9012 345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A  Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:	For	Withhold

01 - James W. Johnston	☐	☐

02 - Matthew W. King	☐	☐

03 - Stephen Ko	☐	☐

04 - Gary E. Morin	☐	☐

05 - Dean B. Nelson	☐	☐

06 - Paul J. Norris	☐	☐

07 - Richard W. Roedel	☐	☐

	For	Against	Abstain

2. To ratify the selection of Deloitte & Touche LLP as the Company’s independent accountants for the Company’s fiscal year ending November 28, 2010.	☐	☐	☐

3. To approve the Amended and Restated Sealy Corporation Bonus Plan.	☐	☐	☐

4. In their discretion, to vote upon such other business as may properly come before the meeting.

B  Non-Voting Items

Change of Address — Please print new address below.

C  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign as your name appears hereon. If shares are held jointly, all holders must sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

YOUR VOTE IS IMPORTANT

If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to National City Bank, P.O. Box 535300, Pittsburgh, PA 15253, so your shares will be represented at the Annual Meeting. If you vote by telephone or Internet, it is not necessary to return this proxy card.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Sealy Corporation

This Proxy is Solicited on behalf of the Board of Directors

The undersigned hereby appoints Jeffrey C. Ackerman and Michael Q. Murray, and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote, as indicated herein, all the Common Shares of Sealy Corporation held of record by the undersigned on February 26, 2010, at the Annual Meeting of Shareholders to be held on April 14, 2010, or any adjournment thereof, with all the powers the undersigned would possess if then and there personally present.

Receipt of Notice of Annual Meeting of Shareholders and the related Proxy Statement dated March 5, 2010, is hereby acknowledged.

This proxy when properly exercised will be voted as specified by the shareholder. If no specifications are made, the proxy will be voted to elect the nominees described in item 1 and FOR proposals 2 and 3.

PLEASE DATE, SIGN AND RETURN IN THE ENCLOSED ENVELOPE - NO POSTAGE NECESSARY.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A  Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:	For	Withhold

01 - James W. Johnston	☐	☐

02 - Matthew W. King	☐	☐

03 - Stephen Ko	☐	☐

04 - Gary E. Morin	☐	☐

05 - Dean B. Nelson	☐	☐

06 - Paul J. Norris	☐	☐

07 - Richard W. Roedel	☐	☐

	For	Against	Abstain

2. To ratify the selection of Deloitte & Touche LLP as the Company’s independent accountants for the Company’s fiscal year ending November 28, 2010.	☐	☐	☐

3. To approve the Amended and Restated Sealy Corporation Bonus Plan.	☐	☐	☐

4. In their discretion, to vote upon such other business as may properly come before the meeting.

B  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign as your name appears hereon. If shares are held jointly, all holders must sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Sealy Corporation

This Proxy is Solicited on behalf of the Board of Directors

The undersigned hereby appoints Jeffrey C. Ackerman and Michael Q. Murray, and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote, as indicated herein, all the Common Shares of Sealy Corporation held of record by the undersigned on February 26, 2010, at the Annual Meeting of Shareholders to be held on April 14, 2010, or any adjournment thereof, with all the powers the undersigned would possess if then and there personally present.

Receipt of Notice of Annual Meeting of Shareholders and the related Proxy Statement dated March 5, 2010, is hereby acknowledged.

This proxy when properly exercised will be voted as specified by the shareholder. If no specifications are made, the proxy will be voted to elect the nominees described in item 1 and FOR proposals 2 and 3.

PLEASE DATE, SIGN AND RETURN IN THE ENCLOSED ENVELOPE - NO POSTAGE NECESSARY.